Exhibit 10.1

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of May 13, 2021 (the “Effective Date”), among (a) HERCULES CAPITAL, INC., a Maryland corporation, in its capacity as administrative agent and collateral agent (“Agent”), (b) SILICON VALLEY BANK, a California corporation, as a lender (“SVB”), (c) HERCULES CAPITAL, INC., a Maryland corporation (“Hercules”), as a lender (SVB and Hercules and each of the other “Lenders” from time to time a party hereto are referred to herein collectively as the “Lenders” and each individually as a “Lender”), and (d) SCYNEXIS, INC., a Delaware corporation (“Borrower”), provides the terms on which Agent and the Lenders shall lend to Borrower, and Borrower shall repay Agent and the Lenders.  The parties agree as follows:

1ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement shall be construed following GAAP.  Calculations and determinations must be made following GAAP, provided that if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either Borrower, Agent or the Lenders shall so request, Borrower, Agent and the Lenders shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided further, that until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) Borrower shall provide Agent and the Lenders with financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding the foregoing, any obligations of a Person that are or would have been treated as operating leases for purposes of GAAP prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of an Accounting Standards Update (the “ASU”) shall continue to be accounted for as operating leases for purposes of all financial definitions, calculations and covenants for purposes of this Agreement (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be treated as capitalized lease obligations in accordance with GAAP.  Notwithstanding the foregoing, all financial covenant and other financial calculations shall be computed with respect to Borrower only, and not on a consolidated basis.  Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13 of this Agreement.  All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.

2LOAN AND TERMS OF PAYMENT

2.1Promise to Pay.  Borrower hereby unconditionally promises to pay to each Lender the outstanding principal amount of all Credit Extensions advanced to Borrower by such Lender and accrued and unpaid interest thereon, together with any fees as and when due in accordance with this Agreement.

2.2Term Loan Advances.

(a)Availability.  Subject to the terms and conditions of this Agreement, Borrower shall request on the Effective Date and the Lenders, severally and not jointly, shall make one (1) term loan advance to Borrower on or about the Effective Date in an original principal amount of Twenty Million Dollars ($20,000,000.00) according to each Lender’s Term Loan A Commitment as set forth on Schedule 1 hereto (the “Term Loan A Advance”). Subject to the terms and conditions of this Agreement, upon Borrower’s request, during the Term Loan B Draw Period, the Lenders, severally and not jointly, shall make term loan advances available to Borrower in an aggregate original principal amount of up to Ten Million Dollars ($10,000,000.00) according to each Lender’s Term Loan B Commitment as set forth on Schedule 1 hereto (each such advance is referred to herein as a “Term Loan B Advance” and, collectively, as the “Term Loan B Advances”). Subject to the terms and conditions of this Agreement, upon Borrower’s request, during the Term Loan C Draw Period, the Lenders, severally and not jointly, shall make one (1) term loan advance available to Borrower in an original principal amount of Five Million Dollars ($5,000,000.00) (the Term Loan C Advance”), provided, however, that, at any time after a Term Loan D Advance has been made to Borrower, the Lenders shall have no obligation to make the Term Loan C Advance if the outstanding principal amount of all Term Loan Advances would exceed the Revenue-Based Availability Amount immediately following the funding of the Term Loan C Advance.  Subject to the terms and conditions of this Agreement, upon Borrower’s request, during the Term Loan D Draw Period, the Lenders, severally and not jointly, shall make term loan advances available to Borrower in an aggregate original principal amount of up to Twenty Five Million Dollars ($25,000,000.00) (each such advance is referred to herein as a “Term Loan D Advance” and, collectively, as the “Term Loan D Advances”), provided, however, that the Lenders shall have no obligation to make a Term Loan D Advance if (i) the Term Loan B Draw Period has commenced and has not expired and there remains any amount to be drawn pursuant to the second sentence of this Section 2.2(a), (ii) the Term Loan C Draw Period has commenced and has not expired and there remains any amount to be drawn pursuant to the third sentence of this Section 2.2(a) or (iii) the outstanding principal amount of all Term Loan Advances would exceed the Revenue-Based Availability Amount immediately following the funding of such Term Loan D Advance.  Each Term Loan B Advance and each Term Loan D Advance must be in an amount equal to at least Five Million Dollars ($5,000,000.00). The Term Loan A Advance, each Term Loan B Advance, the Term Loan C Advance and each Term Loan D Advance are hereinafter referred to singly as a “Term Loan Advance” and collectively as the “Term Loan Advances”.  After repayment, no Term Loan Advance (or any portion thereof) may be reborrowed.

(b)Interest Payments. With respect to each Term Loan Advance, commencing on the first (1st) Payment Date following the Funding Date of such Term Loan Advance and continuing on the Payment Date of each month thereafter, Borrower shall make monthly payments of interest to the Lenders in arrears, on the principal amount of each Term Loan Advance, at the rate set forth in Section 2.3(a).

(c)Repayment of the Term Loan Advances.  Borrower shall repay the aggregate principal balance of the Term Loan Advances that is outstanding on the day immediately preceding the Amortization Date, in equal monthly installments of principal and interest (mortgage style) beginning on the Amortization Date and continuing on the Payment Date of each month thereafter until the Obligations under the Term Loan Advances (other than inchoate indemnity obligations) are repaid.  The periodic installments set forth herein include interest, and such installments are based upon the original principal amount of the Term Loan Advances, an assumed fixed rate of interest, and an assumed amortization term, notwithstanding the fact that the interest rate applicable to the Term Loan Advances may change from time to time.  In the event that the applicable interest rate changes at any time as a result of any changes in the Prime Rate, the Lenders may, in their sole discretion, but shall not be required to, recalculate the installments of principal and interest, and Borrower shall pay such installments as they may be recalculated by the Lenders.  Borrower acknowledges and agrees that any such recalculation shall not affect the Term Loan Maturity Date or any other terms or provisions in this Agreement or any other Loan Document, and that if a Lender elects not to recalculate such installments, the Term Loan Advances may not fully amortize on the Term Loan Maturity Date.  All outstanding principal and accrued and unpaid interest with respect to the Term Loan Advances, and all other outstanding Obligations under the Term Loan Advances, are due and payable in full on the Term Loan Maturity Date.

(d)Permitted Prepayment.  Borrower shall have the option to prepay all or a portion of the Term Loan Advances, provided (i) any partial prepayments shall be in increments of at least Five Million Dollars ($5,000,000.00), (ii) Borrower delivers written notice to Agent of its election to prepay all or such portion of the Term Loan Advances at least five (5) Business Days prior to such prepayment, and (iii) pays to the Lenders on the date of such prepayment (A) the outstanding principal plus accrued and unpaid interest with respect to the prepaid portion of Term Loan Advances, in accordance with each Lender’s Pro Rata Share, (B) the Prepayment Fee with respect to the prepaid portion of the Term Loan Advances, (C) the applicable Final Payment and (D) all other sums, if any, that shall have become due and payable with respect to the Term Loan Advances, including Lenders’ Expenses and interest at the Default Rate with respect to any past due amounts.  Any partial prepayments of principal with respect to the Term Loan Advances made under this Section 2.2(d) will be applied to the principal balance of the Term Loan Advances in the inverse order of maturity.

(e)Mandatory Prepayment Upon an Acceleration.  If the Term Loan Advances are accelerated by Agent, following the occurrence of an Event of Default, Borrower shall immediately pay to the Lenders an amount equal to the sum of (i) all outstanding principal plus accrued and unpaid interest with respect to the Term Loan Advances, in accordance with each Lender’s Pro Rata Share, (ii) the Prepayment Fee, (iii) the applicable Final Payment and (iv) all other sums, if any, that shall have become due and payable with respect to the Term Loan Advances, including Lenders’ Expenses and interest at the Default Rate with respect to any past due amounts.

2.3Payment of Interest on the Credit Extensions.

(a)Interest Rate.  Subject to Section 2.3(b), the principal amount outstanding under each Term Loan Advance shall accrue interest at a floating per annum rate equal to the greater of (i) nine and five hundredths of one percent (9.05%) and (ii) five and eight-tenths of one percent (5.80%) above the Prime Rate, which interest, in each case, shall be payable monthly in accordance with Section 2.3(d) below.

(b)Default Rate.  Immediately upon the occurrence and during the continuance of an Event of Default, Obligations shall bear interest at a rate per annum which is five percent (5.0%) above the rate that is otherwise applicable thereto (the “Default Rate”).  Fees and expenses which are required to be paid by Borrower pursuant to the Loan Documents (including, without limitation, Lenders’ Expenses) but are not paid when due shall bear interest until paid at a rate equal to the highest rate applicable to the Obligations.  Payment or acceptance of the increased interest rate provided in this Section 2.3(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Agent or any Lender.

(c)Adjustment to Interest Rate.  Changes to the interest rate of any Credit Extension based on changes to the Prime Rate shall be effective on the effective date of any change to the Prime Rate and to the extent of any such change.

(d)Payment; Interest Computation.  Interest is payable monthly on the Payment Date of each month and shall be computed on the basis of a 360-day year for the actual number of days elapsed.  In computing interest, (i) all payments received after 12:00 p.m. Eastern time on any day shall be deemed received at the opening of business on the next Business Day, and (ii) the date of the making of any Credit Extension shall be included and the date of payment shall be excluded; provided, however, that if any Credit Extension is repaid on the same day on which it is made, such day shall be included in computing interest on such Credit Extension.

2.4Fees. Borrower shall pay to the Lenders:

(a)Commitment Fee.  On the Effective Date, a fully earned, non-refundable facility fee of Four Hundred Fifty Thousand Dollars ($450,000.00), to be paid to the Lenders pursuant to their respective Term Loan Commitment Percentages;

(b)Final Payment.  Each Final Payment, when due hereunder, to be paid to the Lenders pursuant to their respective Term Loan Commitment Percentages;

(c)Prepayment Fee.  The Prepayment Fee, when due hereunder, to be paid to the Lenders pursuant to their respective Term Loan Commitment Percentages;

(d)Due Diligence Fee.  Borrower has paid to the Lenders a due diligence fee of Thirty-Five Thousand Dollars ($35,000) prior to the Effective Date and shall be deemed fully earned on such date regardless of the early termination of this Agreement, and shall be shared between the Lenders pursuant to their respective Term Loan Commitment Percentages; and

(e)Lenders’ Expenses.  All Lenders’ Expenses (including reasonable attorneys’ fees and expenses for documentation and negotiation of this Agreement) incurred through and after the Effective Date, when due (or, if no stated due date, upon demand by Agent).

Unless otherwise provided in this Agreement or in a separate writing by Agent, Borrower shall not be entitled to any credit, rebate, or repayment of any fees earned by Agent or any Lender pursuant to this Agreement notwithstanding any termination of this Agreement or the suspension or termination of any Lender’s obligation to make loans and advances hereunder.  SVB may deduct amounts owing by Borrower to SVB under the clauses of this Section 2.4 pursuant to the terms of Section 2.5(e)(ii).  SVB shall provide Borrower written notice of deductions made from the Designated Deposit Account pursuant to the terms of the clauses of this Section 2.4.

2.5Payments; Pro Rata Treatment; Application of Payments; Debit of Accounts.

(a)All payments (including prepayments) to be made by Borrower under any Loan Document shall be made to the Lenders in immediately available funds in Dollars, without setoff or counterclaim, before 12:00 p.m. Eastern time on the date when due.   Payments of principal and/or interest received after 12:00 p.m. Eastern time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid.

(b)Each borrowing by Borrower from Lenders hereunder shall be made according to the respective Term Loan Commitment Percentages of the relevant Lenders.

(c)Except as otherwise provided herein, each payment (including each prepayment) by Borrower on account of principal or interest on the Term Loan Advances shall be applied according to each Lender’s Pro Rata Share of the outstanding principal amount of the Term Loan Advances.  The amount of each principal prepayment of the Term Loan Advances shall be applied to reduce the then remaining installments of the Term Loan Advances based upon each Pro Rata Share of Term Loan Advances.

(d)The Lenders have the exclusive right to determine the order and manner in which all payments with respect to the Obligations may be applied.  Borrower shall have no right to specify the order or the accounts to which the Lenders shall allocate or apply any payments required to be made by Borrower to Agent or the Lenders or otherwise received by Agent or any Lender under this Agreement when any such allocation or application is not specified elsewhere in this Agreement.

(e)(i)The Lenders will initiate debit entries to Borrower’s account as authorized on the ACH Authorization (A) on each payment date of all periodic obligations payable to a Lender and (B) for Lenders’ Expenses; provided that, with respect to clause (A) above, in the event that a Lender informs Borrower that the Lender will not initiate a debit entry to Borrower’s account for a certain amount of the periodic obligations due to such Lender on a specific payment date, Borrower shall pay to the Lender such amount of periodic obligations in full in immediately available funds on such payment date; provided, further, that, with respect to clause (A) above, if a Lender informs Borrower that the Lender will not initiate a debit entry as described above later than the date that is three (3) Business Days prior to such payment date, Borrower shall pay to the Lender such amount of periodic obligations due to such Lender in full in immediately available funds on the date that is three (3) Business Days after the date on which the Lender notifies Borrower of such; provided, further, that, with respect to clause (B) above, in the event that a Lender informs Borrower that such Lender will not initiate a debit entry to Borrower’s account for a certain amount of such Lenders’ Expenses owed to such Lender, Borrower shall pay to the Lender such amount in full in immediately available funds within three (3) Business Days.

(ii)At SVB’s discretion, in lieu of a debit entry to Borrower’s account as described in clause (i), SVB may elect to debit any of Borrower’s deposit accounts, including the Designated Deposit Account, directly for principal and interest payments or any other amounts Borrower owes SVB when due. These debits shall not constitute a set-off.

2.6Settlement Procedures.  If Agent receives any payment for the account of Lenders and such payment is received on or prior to 12:00 p.m. (Eastern time) on any Business Day, Agent shall pay to each applicable Lender such Lender’s Pro Rata Share of such payment on such Business Day. If Agent receives any payment for the account of Lenders and such payment is received after 12:00 p.m. (Eastern time) on any Business Day, Agent shall pay to each applicable Lender such Lender’s Pro Rata Share of such payment on the next Business Day.

2.7Tax Documentation and Withholding.

(a)Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments made under any Loan Document shall deliver to Borrower and Agent (at the time or times reasonably requested by Borrower or Agent), such properly completed and executed documentation reasonably requested by Borrower or Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  Without limiting the generality of the foregoing, each Lender that is a U.S. Person shall deliver to Borrower and Agent on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Agent) executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax.

(b)Payments received by Agent or a Lender from Borrower under this Agreement will be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority (including any interest, additions to tax or penalties applicable thereto), except as required by any Governmental Authority, applicable law, regulation or international agreement.  Specifically, however, if at any time any Governmental Authority, applicable law, regulation or international agreement requires Borrower to make any withholding or deduction from any such payment or other sum payable with respect to the Obligations to Agent or a Lender, Borrower hereby covenants and agrees that the amount due from Borrower with respect to such payment or other sum payable hereunder will be increased to the extent necessary to ensure that, after the making of such required withholding or deduction, Agent or the Lender, as applicable, receives a net sum equal to the sum which it would have received had no withholding or deduction been required, and Borrower shall pay the full amount withheld or deducted to the relevant Governmental Authority.  Borrower will, upon request, furnish Agent and the Lenders with proof reasonably satisfactory to Agent and the Lenders indicating that Borrower has made such withholding payment; provided, however, that Borrower need not make any withholding payment if the amount or validity of such withholding payment is contested in good faith by appropriate and timely proceedings and as to which payment in full is bonded or reserved against by Borrower.  The agreements and obligations contained in this Section 2.7 shall survive the termination of this Agreement.

2.8Treatment of Prepayment Fee and Final Payment.  Except as otherwise required by applicable tax law, Borrower agrees that any Prepayment Fee and any Final Payment payable shall be presumed to be the liquidated damages sustained by each Lender as the result of the early termination, and Borrower agrees that it is reasonable under the circumstances currently existing and existing as of the Effective Date.  The Prepayment Fee and the Final Payment shall also be payable in the event the Obligations (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure, or by any other means.  Borrower expressly waives (to the fullest extent it may lawfully do so) the provisions of any present or future statute or law that prohibits or may prohibit the collection of the foregoing Prepayment Fee and Final Payment in connection with any such acceleration.  Borrower agrees (to the fullest extent that each may lawfully do so): (a) each of the Prepayment Fee and the Final Payment is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (b) each of the Prepayment Fee and the Final Payment shall be payable notwithstanding the then prevailing market rates at the time payment is made; (c) there has been a course of conduct between the Lenders and Borrower giving specific consideration in this transaction for such agreement to pay the Prepayment Fee and the Final Payment as a charge (and not interest) in the event of prepayment or acceleration; and (d) Borrower shall be estopped from claiming differently than as agreed to in this paragraph.  Borrower expressly acknowledges that their agreement to pay each of the Prepayment Fee and the Final Payment to the Lenders as herein described was on the Effective Date and continues to be a material inducement to the Lenders to provide the Term Loans Advances.

3CONDITIONS OF LOANS

3.1Conditions Precedent to Initial Credit Extension.  Each Lender’s obligation to make the initial Credit Extension hereunder is subject to the condition precedent that Agent shall have received, in form and substance satisfactory to Agent and the Lenders, such documents, and completion of such other matters, as Agent may reasonably deem necessary or appropriate, including, without limitation:

(a)duly executed signatures to the Loan Documents;

(b)duly executed signatures to the Warrant, together with a capitalization table of Borrower;

(c)duly executed signatures to the Control Agreements;

(d) the Operating Documents and long-form good standing certificates of Borrower certified by the Secretary of State (or equivalent agency) of Delaware and each other state in which Borrower is qualified to conduct business, each as of a date no earlier than thirty (30) days prior to the Effective Date;

(e)a secretary’s corporate borrowing certificate of Borrower with respect to Borrower’s Operating Documents, incumbency, specimen signatures and resolutions authorizing the execution and delivery of this Agreement and the other Loan Documents to which it is a party;

(f)duly executed signatures to the completed Borrowing Resolutions for Borrower;

(g)a subordination agreement by Puissance Life Science Opportunities Fund VI in favor of Agent and the Lenders, together with the duly executed signatures thereto and copies of the underlying documents evidencing Borrower’s Indebtedness with such Person;

(h)a subordination agreement by Amplity, Inc. in favor of Agent and the Lenders, together with the duly executed signatures thereto and copies of the underlying documents evidencing Borrower’s Indebtedness with such Person;

(i)certified copies, dated as of a recent date, of financing statement searches, as Agent may request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released;

(j)the Perfection Certificate of Borrower, together with the duly executed signatures thereto;

(k)a legal opinion (authority and enforceability) of Borrower’s counsel dated as of the Effective Date together with the duly executed signature thereto;

(l)evidence satisfactory to the Lenders and Agent that the insurance policies and endorsements required by Section 6.5 hereof are in full force and effect, together with appropriate evidence showing lender loss payable and/or additional insured clauses or endorsements in favor of Agent; and

(m)payment of the fees and Lenders’ Expenses then due as specified in Section 2.4 hereof.

3.2Conditions Precedent to all Credit Extensions.  Each Lender’s obligation to make each Credit Extension, including the initial Credit Extension, is subject to the following conditions precedent:

(a)timely receipt by the Lenders of (i) an executed Disbursement Letter; and (ii) an executed Payment/Advance Form and any materials and documents required by Section 3.4;

(b)the representations and warranties in this Agreement shall be true, accurate, and complete in all material respects on the date of the Disbursement Letter (and the Payment/Advance Form) and on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Event of Default shall have occurred and be continuing or result from the Credit Extension.  Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in this Agreement remain true, accurate, and complete in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and

(c)Agent and each Lender determine to their reasonable satisfaction that there has not been a Material Adverse Change.

3.3Covenant to Deliver.  Borrower agrees to deliver to Agent and each Lender each item required to be delivered to Agent and each Lender under this Agreement as a condition precedent to any Credit Extension.  Borrower expressly agrees that a Credit Extension made prior to the receipt by Agent and each Lender of any such item shall not constitute a waiver by Agent or Lenders of Borrower’s obligation to deliver such item, and the making of any Credit Extension in the absence of a required item shall be in each Lender’s sole discretion.

3.4Procedures for Borrowing.  Subject to the prior satisfaction of all other applicable conditions to the making of a Credit Extension set forth in this Agreement, to obtain a Credit Extension, Borrower shall notify Agent (which notice shall be irrevocable) by electronic mail, facsimile, or telephone by 12:00 p.m. Eastern time at least five (5) Business Days (provided that such period shall be one (1) Business Day with respect to the Term Loan A Advance) before the proposed Funding Date of such Credit Extension.  Together with any such electronic or facsimile notification, Borrower shall deliver to Agent by electronic mail or facsimile a completed Disbursement Letter (and Payment/Advance Form) executed by an Authorized Signer.  Agent may rely on any telephone notice given by a person whom Agent believes is an Authorized Signer.  On the Funding Date, the Lenders shall credit the Credit Extensions to the Designated Deposit Account.  The Lenders may make Credit Extensions under this Agreement based on instructions from an Authorized Signer or without instructions if the Credit Extensions are necessary to meet Obligations which have become due.

4CREATION OF SECURITY INTEREST

4.1Grant of Security Interest.  Borrower hereby grants Agent, for the ratable benefit of the Lenders, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Agent, for the ratable benefit of the Lenders, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof.  For clarity, any reference to “Agent’s Lien” or any granting of collateral to Agent in this Agreement or any Loan Document means the Lien granted to Agent for the ratable benefit of the Lenders.

Borrower acknowledges that it previously has entered, and/or may in the future enter, into Bank Services Agreements with SVB.  Regardless of the terms of any Bank Services Agreement, Borrower agrees that any amounts Borrower owes SVB thereunder shall be deemed to be Obligations hereunder and that it is the intent of Borrower and SVB to have all such Obligations secured by the first priority perfected security interest in the Collateral granted herein (subject only to Permitted Liens that are permitted pursuant to the terms of this Agreement to have superior priority to Agent’s Lien in this Agreement), and by any and all other security agreements, mortgages, or other collateral granted to Agent by Borrower as security for the Obligations, now or in the future.

If this Agreement is terminated, Agent’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash.  Upon payment in full in cash of the Obligations (other than inchoate indemnity obligations) and at such time as the Lenders’ obligation to make Credit Extensions has terminated, Agent shall, at the sole cost and expense of Borrower, release its Liens in the Collateral and all rights therein shall revert to Borrower. In the event (x) all Obligations (other than inchoate indemnity obligations), except for Bank Services, are satisfied in full, and (y) this Agreement is terminated, Agent shall terminate the security interest granted herein upon Borrower providing to SVB cash collateral acceptable to SVB in its good faith business judgment for Bank Services, if any.  In the event such Bank Services consist of outstanding Letters of Credit, Borrower shall provide to SVB cash collateral in an amount equal to (x) if such Letters of Credit are denominated in Dollars, then at least one hundred five percent (105.0%); and (y) if such Letters of Credit are denominated in a Foreign Currency, then at least one hundred ten percent (110.0%), of the Dollar Equivalent of the face amount of all such Letters of Credit plus, in each case, all interest, fees, and costs due or to become due in connection therewith (as estimated by SVB in its business judgment), to secure all of the Obligations relating  to such  Letters of Credit.

4.2 Priority of Security Interest.  Borrower represents, warrants, and covenants that the security interests granted herein are and shall at all times continue to be first priority perfected security interests in the Collateral (subject only to Permitted Liens that are permitted pursuant to the terms of this Agreement to have superior priority to Agent’s Lien under this Agreement).  If Borrower shall acquire a commercial tort claim with a value in excess of Two Hundred Fifty Thousand Dollars ($250,000.00), Borrower shall promptly notify Agent in a writing signed by Borrower of the general details thereof and grant to Agent, for the ratable benefit of the Lenders, in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Agent.

4.3Authorization to File Financing Statements.  Borrower hereby authorizes Agent, on behalf of the Lenders, to file financing statements and other similar forms, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Agent’s and Lenders’ interest or rights hereunder, including a notice that any disposition of the Collateral, by Borrower or any other Person, shall be deemed to violate the rights of Agent under the Code.  Such financing statements and other similar forms may indicate the Collateral as “all assets of the Debtor” or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in Agent’s discretion.

5REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as follows:

5.1Due Organization, Authorization; Power and Authority.  Borrower is duly organized, validly existing and in good standing as a Registered Organization in its jurisdiction of formation and is qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of its business or its ownership of property and other assets or business which it is engaged in requires that it be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower’s business.  In connection with this Agreement, Borrower has delivered to Agent and each Lender a completed certificate signed by Borrower, entitled “Perfection Certificate” (the “Perfection Certificate”).  Borrower represents and warrants to Agent and each Lender that (a) Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) Borrower is an organization of the type and is organized or incorporated in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth Borrower’s organizational identification number or accurately states that Borrower has none; (d) the Perfection Certificate accurately sets forth Borrower’s place of business, or, if more than one, its chief executive office as well as Borrower’s mailing address (if different than its chief executive office); (e) Borrower (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to Borrower and each of its Subsidiaries is accurate and complete in all material respects (it being understood and agreed that Borrower may from time to time update certain information in the Perfection Certificate after the Effective Date to the extent permitted by one or more specific provisions in this Agreement and provided that the Perfection Certificate shall be deemed to be updated to reflect the information provided in any notice that is required to be delivered by Borrower pursuant to Section 7.2).  If Borrower is not now a Registered Organization but later becomes one, Borrower shall promptly notify Agent of such occurrence and provide Agent with Borrower’s organizational identification number.

The execution, delivery and performance by Borrower of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Borrower’s organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict with or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any of its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect), or (v) conflict with, contravene, constitute a default or breach under, or result in or permit the termination or acceleration of, any material agreement by which Borrower is bound.  Borrower is not in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to have a material adverse effect on Borrower’s business.

5.2Collateral.  Borrower has good title to, rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien under this Agreement and the other Loan Documents, free and clear of any and all Liens except Permitted Liens.  Borrower has no Collateral Accounts at or with any bank or financial institution other than SVB or SVB’s Affiliates except for the Collateral Accounts described in the Perfection Certificate delivered to Agent and each Lender in connection herewith and which Borrower has given Agent notice and taken such actions as are necessary to give Agent, for the ratable benefit of the Lenders, a perfected security interest therein, pursuant to the terms of Section 6.6(b).  The Accounts are bona fide, existing obligations of the Account Debtors.

The Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate or as permitted pursuant to Section 7.2.  None of the components of the Collateral shall be maintained at locations other than as provided in the Perfection Certificate or as permitted pursuant to Section 7.2.

All Inventory is in all material respects of good and marketable quality, free from material defects.

Borrower is the sole owner of the Intellectual Property which it owns or purports to own except for (a) non-exclusive licenses granted to its customers in the ordinary course of business and licenses of Intellectual Property that could not result in a legal transfer of title of the licensed property that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discrete geographical areas outside of the United States , (b) over-the-counter software that is commercially available to the public, and (c) material Intellectual Property licensed to Borrower and noted on the Perfection Certificate (as may be updated from time to time by notice to Agent).  To the best of Borrower’s knowledge, each Patent which it owns or purports to own and which is material to Borrower’s business is valid and enforceable, and no part of the Intellectual Property which Borrower owns or purports to own and which is material to Borrower’s business has been judged invalid or unenforceable, in whole or in part.  To the best of Borrower’s knowledge, no claim has been made that any part of the Intellectual Property violates the rights of any third party except to the extent such claim would not reasonably be expected to have a material adverse effect on Borrower’s business.

Except as noted on the Perfection Certificate or as notified to Agent pursuant to Section 6.8(b), Borrower is not a party to, nor is it bound by, any Restricted License.

5.3Litigation. There are no actions or proceedings pending or, to the knowledge of any Responsible Officer, threatened in writing by or against Borrower or any of its Subsidiaries that could result in damages or costs to Borrower or any of its Subsidiaries of, individually or in the aggregate, Two Hundred Fifty Thousand Dollars ($250,000.00) or more.

5.4Financial Statements; Financial Condition. All consolidated financial statements for Borrower and any of its Subsidiaries delivered to Agent and the Lenders by submission to the Financial Statement Repository or otherwise submitted to Agent or either Lender fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations as of the dates and for the periods presented.  There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to the Financial Statement Repository or otherwise submitted to Agent or either Lender.

5.5Solvency. The fair salable value of Borrower’s consolidated assets (including goodwill minus disposition costs) exceeds the fair value of Borrower’s liabilities; Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.

5.6Regulatory Compliance.  Neither Borrower nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended.  Neither Borrower nor any of its Subsidiaries is engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors).  Borrower and each of its Subsidiaries has complied in all material respects with the Federal Fair Labor Standards Act.  Neither Borrower nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005.  Neither Borrower’s nor any of its Subsidiaries’ properties or assets has been used by Borrower or such Subsidiary or, to Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than in material compliance with applicable laws.  Borrower and each of its Subsidiaries has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted, except to the extent such failure to so obtain, make or give such consents, approvals, authorizations, declarations, filings or notices could not reasonably be expected to have a material adverse effect on Borrower’s or any Subsidiary’s business.  Borrower (a) has complied in all material respects with all Requirements of Law, and (b) has not violated any Requirements of Law the violation of which could reasonably be expected to have a material adverse effect on its business.

None of Borrower, any of its Subsidiaries, or any of Borrower’s or its Subsidiaries’ Affiliates or any of their respective agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement is (i) in violation of any Anti-Terrorism Law, (ii) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, or (iii) is a Blocked Person.  None of Borrower, any of its Subsidiaries, or to the knowledge of Borrower and any of their Affiliates or agents, acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement, (x) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (y) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law.  None of the funds to be provided under this Agreement will be used, directly or indirectly, (a) for any activities in violation of any applicable anti-money laundering, economic sanctions and anti-bribery laws and regulations laws and regulations or (b) for any payment to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

5.7Subsidiaries; Investments.  Borrower does not own any stock, partnership, or other ownership interest or other equity securities except for Permitted Investments.

5.8Tax Returns and Payments; Pension Contributions.  Borrower has timely filed all required income and other material tax returns and reports or extensions thereof, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except (a) to the extent such taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor (such taxes, “Contested Taxes”), or (b) if such taxes, assessments, deposits and contributions do not, individually or in the aggregate, exceed Fifty Thousand Dollars ($50,000.00).

To the extent Borrower defers payment of any Contested Taxes, Borrower shall (i) notify Agent in writing of the commencement of, and any material development in, the proceedings, and (ii) post bonds or take any other steps required to prevent the Governmental Authority levying such Contested Taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien.”  Borrower is unaware of any claims or adjustments proposed for any of Borrower’s prior tax years which could result in additional taxes becoming due and payable by Borrower in excess of Fifty Thousand Dollars ($50,000.00).  Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

5.9Use of Proceeds.  Borrower shall use the proceeds of the Credit Extensions solely as working capital and to fund its general business requirements and not for personal, family, household or agricultural purposes.

5.10Full Disclosure. No written representation, warranty or other statement of Borrower in any certificate or written statement submitted to the Financial Statement Repository or otherwise submitted to Agent or any Lender, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements submitted to the Financial Statement Repository or otherwise submitted to Agent or any Lender, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by Agent and each Lender that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

5.11Definition of “Knowledge.”  For purposes of the Loan Documents, whenever a representation or warranty is made to Borrower’s knowledge or awareness, to the “best of” Borrower’s knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge, after reasonable investigation, of any Responsible Officer.

6AFFIRMATIVE COVENANTS

Borrower shall do all of the following:

6.1Government Compliance.

(a)Maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on Borrower’s business or operations.  Borrower shall comply, and have each Subsidiary comply, in all material respects, with all laws, ordinances and regulations to which it is subject.

(b)Obtain all of the Governmental Approvals necessary for the performance by Borrower of its obligations under the Loan Documents to which it is a party and the grant of a security interest to Agent, for the ratable benefit of the Lenders, in the Collateral.  Borrower shall promptly provide copies of any such obtained Governmental Approvals to Agent.

6.2Financial Statements, Reports. Provide Agent and each Lender with the following by submitting to the Financial Statement Repository:

(a)Monthly Financial Statements.  As soon as available, but no later than thirty (30) days after the last day of each month, a company prepared consolidated balance sheet and income statement covering Borrower’s consolidated operations for such month in a form reasonably acceptable to Agent and the Lenders;

(b)10-Q.  As soon as available, and in any event within forty-five (45) days following the end of each of the first three (3) fiscal quarters of Borrower in each fiscal year, Borrower’s 10-Q for such fiscal quarter as filed with the SEC;

(c)10-K.  As soon as available, and in any event within ninety (90) days following the end of Borrower’s fiscal year, Borrower’s 10-K for such fiscal year as filed with the SEC, together with audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion (other than a “going concern” qualification typical for venture-backed companies similar to Borrower or a “going concern” qualification based on Borrower having negative profits or based on a determination that Borrower has fewer than twelve (12) months of liquidity) on the financial statements from an independent certified public accounting firm reasonably acceptable to Agent and the Lenders (it being understood that Deloitte & Touche LLP shall be deemed acceptable to Agent and the Lenders);

(d)Compliance Statement.  Within thirty (30) days after the last day of each month, a completed Compliance Statement confirming that, as of the end of such month, Borrower was in full compliance with all of the terms and conditions of this Agreement, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as Agent or the Lenders may reasonably request, including, without limitation, a statement that at the end of such month there were no held checks;

(e)Annual Operating Budget and Financial Projections.  As soon as available, at least annually, and in any event no later than within sixty (60) days after the end of each fiscal year of Borrower, and promptly upon any updates or amendments thereto, (i) annual operating budgets (including income statements, balance sheets and cash flow statements, by month), and (ii) annual financial projections (on a quarterly basis), in each case as approved by the Board, together with any related business forecasts used in the preparation of such annual financial projections, in each case in a form acceptable to Agent and each of the Lenders;

(f)Other Statements.  Within five (5) days of delivery, copies of all material statements, reports and notices made available to Borrower’s security holders or to any holders of Subordinated Debt;

(g)SEC Filings.  Within five (5) days of filing, copies of all periodic and other reports (other than Borrower’s 10-Q and 10-K), proxy statements and other materials filed by Borrower and/or any Guarantor with the SEC, any Governmental Authority succeeding to any or all of the functions of the SEC or with any national securities exchange, or distributed to its shareholders, as the case may be;

(h)Legal Action Notice.  A prompt report of any legal actions pending or threatened in writing against Borrower or any of its Subsidiaries that could result in damages or costs to Borrower or any of its Subsidiaries of, individually or in the aggregate, Two Hundred Fifty Thousand Dollars ($250,000.00) or more;

(i)OFAC Notice.  Immediately upon Borrower’s or any Subsidiary’s knowledge, a written notice that Borrower, or any Subsidiary or Affiliate of Borrower, is listed on the OFAC Lists or (a) is convicted on, (b) pleads nolo contendere to, (c) is indicted on or (d) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering;

(j)Beneficial Ownership Information.  Prompt written notice of any changes to the beneficial ownership information set out in Section 14 of the Perfection Certificate.  Borrower understands and acknowledges that each Lender relies on such true, accurate and up-to-date beneficial ownership information to meet such Lender’s regulatory obligations to obtain, verify and record information about the beneficial owners of its legal entity customers;

(k)Subordinated Debt Default.  Prompt written notice of the occurrence of any default or event of default under any document, instrument or agreement evidencing or relating to any Subordinated Debt; and

(l)Other Financial Information.  Other financial information reasonably requested by Agent or any Lender.

Notwithstanding the foregoing, documents required to be delivered under clauses (b), (c) or (g) of this Section 6.2 may be delivered electronically and if so delivered (which, for clarity, with respect to the delivery of 10-Ks, must include the accounting firm opinion required pursuant to clause (c)), shall be deemed to have been delivered on the date on which Borrower files such documents with the SEC and such documents are publicly available on the SEC’s EDGAR filing system or any successor thereto.

Any submission by Borrower of a Compliance Statement or any other financial statement submitted to the Financial Statement Repository pursuant to this Section 6.2 or otherwise submitted to Agent or either Lender shall be deemed to be a representation by Borrower that (i) as of the date of such Compliance Statement or other financial statement, the information and calculations set forth therein are true, accurate and correct, (ii) as of the end of the compliance period set forth in such submission, Borrower is in complete compliance with all required covenants except as noted in such Certificate Statement or other financial statement, as applicable, (iii) as of the date of such submission, no Events of Default have occurred or are continuing, (iv) all representations and warranties other than any representations or warranties that are made as of a specific date in Section 5 remain true and correct in all material respects as of the date of such submission except as noted in such Compliance Statement or other financial statement, as applicable, (v) as of the date of such submission, Borrower and each of its Subsidiaries has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except as otherwise permitted pursuant to the terms of Section 5.8, and (vi) as of the date of such submission, no Liens have been levied or claims made against Borrower or any of its Subsidiaries relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Agent or either Lender.

6.3Taxes; Pensions.  Timely file and require each of its Subsidiaries to timely file, all required income and other material tax returns and reports or extensions thereof and timely pay, and require each of its Subsidiaries to timely pay, all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower and each of its Subsidiaries, except (i) for deferred payment of any Contested Taxes and (ii) to the extent such taxes, assessments, deposits and contributions do not, individually or in the aggregate, exceed Fifty Thousand Dollars ($50,000.00), and shall deliver to Agent, on reasonable written request, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.

6.4Inventory; Returns.  Keep all Inventory in good and marketable condition, free from material defects.  Returns and allowances between Borrower and its Account Debtors shall follow Borrower’s customary practices as they exist at the Effective Date.  Borrower must promptly notify Agent and the Lenders of all returns, recoveries, disputes and claims that involve Inventory with a replacement value of more than Two Hundred Fifty Thousand Dollars ($250,000.00).

6.5Insurance.

(a)Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower’s industry and location and as Agent may reasonably request.  Insurance policies shall be in a form, with financially sound and reputable insurance companies that are not Affiliates of Borrower, and in amounts that are satisfactory to Agent in its reasonable discretion.  Without limiting the foregoing, (i) Borrower must maintain a minimum of $2,000,000 of commercial general liability insurance for each occurrence and (ii) Borrower has and agrees to maintain a minimum of Two Million Dollars ($2,000,000.00) of directors’ and officers’ insurance for each occurrence and Five Million Dollars ($5,000,000.00) in the aggregate.  All property policies shall have a lender’s loss payable endorsement showing Agent as lender loss payee.  All commercial general liability and umbrella liability policies shall show, or have endorsements showing, Agent as an additional insured.  Agent shall be named as the sole lender loss payee and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral.

(b)Ensure that proceeds payable under any property policy are, at Agent’s option, payable to Agent for the ratable benefit of the Lenders on account of the Obligations. Notwithstanding the foregoing, (i) so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any casualty policy up to Five Hundred Thousand Dollars ($500,000.00) in the aggregate for all losses under all casualty policies in any one year, toward the replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property (A) shall be of equal or like value as the replaced or repaired Collateral and (B) shall be deemed Collateral in which Agent, for the ratable benefit of the Lenders, has been granted a first priority security interest, and (ii) after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of the Lenders, be payable to the Lenders on account of the Obligations.

(c)At Agent’s request, Borrower shall deliver certified copies of insurance policies and evidence of all premium payments.  Each provider of any such insurance required under this Section 6.5 shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to Agent, that it will give Agent thirty (30) days prior written notice (or ten (10) days prior written notice for cancellation due to non-payment of premium) before any such policy or policies shall be canceled.  If Borrower fails to obtain insurance as required under this Section 6.5 or to pay any amount or furnish any required proof of payment to third persons and Agent, Agent may make all or part of such payment or obtain such insurance policies required in this Section 6.5, and take any action under the policies Agent deems prudent.

6.6Operating Accounts.

(a)Maintain all of Borrower’s, any of its Subsidiaries’, and any Guarantor’s operating accounts, depository accounts and excess cash with SVB and SVB’s Affiliates, which accounts (other than Excluded Accounts) are required to be subject to Control Agreements in favor of Agent, provided, however, that (i) Australian Subsidiary may maintain accounts in Australia with financial institutions other than SVB and SVB’s Affiliates and (ii) if SVB and SVB’s Affiliates are unable to provide a particular type of banking services to any other Subsidiary of Borrower or any Guarantor in a country or countries outside of the United States, such Subsidiaries and Guarantors may maintain accounts in such country and countries with financial institutions other than SVB and SVB’s Affiliates containing an aggregate amount (for all such accounts together) not exceeding Two Hundred Fifty Thousand Dollars ($250,000.00) at any time (so long as such accounts are exclusively used for banking services SVB and its Affiliates are unable to provide).  In addition to the foregoing, except as permitted pursuant to subsection (m) of the definition of Permitted Indebtedness, Borrower, any Subsidiary of Borrower and any Guarantor, shall obtain any business credit card and any letter of credit exclusively from SVB.

(b)In addition to and without limiting the restrictions in (a), Borrower shall provide Agent five (5) days prior written notice before establishing any Collateral Account at or with any bank or financial institution. For each Collateral Account that Borrower at any time maintains. Borrower shall cause the applicable bank or financial institution at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Agent’s Lien in such Collateral Account in accordance with the terms hereunder which Control Agreement may not be terminated without the prior written consent of the Lenders. The provisions of the previous sentence shall not apply to (i) Excluded Accounts and (ii) deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Agent and the Lenders by Borrower as such.

6.7Financial Covenant – Net Product Revenue.  Commencing June 30, 2022, to be tested each month (as of the last day of the immediately preceding month) at the time of the delivery or due date of financial statements pursuant to Section 6.2(a), maintain Net Product Revenue for the trailing three (3) month period ending with the month of such financial reporting in an amount equal to at least fifty percent (50.0%) of the projected Net Product Revenue for such period based upon the Forecast.  Notwithstanding the foregoing, required compliance with the Net Product Revenue covenant set forth in this Section 6.7 shall not be required at any time in which Borrower maintains unrestricted and unencumbered cash in accounts maintained with SVB which are subject to a Control Agreement in favor of Agent in an amount equal to at least fifty percent (50.0%) of the aggregate principal amount of all outstanding Term Loan Advances (for the avoidance of doubt, this waiver provision is a daily condition and if it was not being satisfied at any point in time, compliance with the Net Product Revenue covenant would need to be demonstrated as of the most recent financial reporting period).

6.8Protection of Intellectual Property Rights.

(a)(i) Use commercially reasonable efforts to protect, defend and maintain the validity and enforceability of any Intellectual Property; (ii) promptly advise Agent in writing of material infringements or any other event that could reasonably be expected to materially and adversely affect the value of its Intellectual Property; and (iii) not allow any Intellectual Property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Agent’s written consent.

(b)Provide written notice to Agent within ten (10) days of entering or becoming bound by any Restricted License (other than over-the-counter software that is commercially available to the public).  Borrower shall take such commercially reasonable steps as Agent requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (i) any Restricted License to be deemed “Collateral” and for Agent to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such Restricted License, whether now existing or entered into in the future, and (ii) Agent to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Agent’s and the Lenders’ rights and remedies under this Agreement and the other Loan Documents.

6.9Litigation Cooperation.  From the date hereof and continuing through the termination of this Agreement, make available to Agent, without expense to Agent or any Lender, Borrower and its officers, employees and agents and Borrower’s books and records, to the extent that Agent and/or the Lenders may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Agent and/or any Lender with respect to any Collateral or relating to Borrower.

6.10Further Assurances.  Execute any further instruments and take further action as Agent and the Lenders reasonably request to perfect or continue Agent’s Lien in the Collateral or to effect the purposes of this Agreement.  Deliver to Agent and the Lenders, within five (5) days after the same are sent or received, copies of all material correspondence, reports, documents and other material filings with any Governmental Authority regarding compliance with or maintenance of Governmental Approvals or Requirements of Law or that could reasonably be expected to have a material adverse effect on any of the Governmental Approvals or otherwise on the operations of Borrower or any of its Subsidiaries.

6.11Management Rights.  Borrower shall permit any representative that Agent or any Lender authorizes, including its attorneys and accountants, to inspect the Collateral and examine and make copies and abstracts of the books of account and records of Borrower at reasonable times and upon reasonable notice during normal business hours; provided, however, that so long as no Event of Default has occurred and is continuing, such examinations shall be limited to no more often than once per fiscal year.  In addition, any such representative shall have the right to meet with management and officers of Borrower to discuss such books of account and records.  In addition, Agent and each Lender shall be entitled at reasonable times and intervals to consult with and advise the management and officers of Borrower concerning significant business issues affecting Borrower.  Such consultations shall not unreasonably interfere with Borrower’s business operations.  The parties intend that the rights granted Agent and the Lenders shall constitute “management rights” within the meaning of 29 C.F.R. Section 2510.3-101(d)(3)(ii), but that any advice, recommendations or participation by Agent or the Lenders with respect to any business issues shall not be deemed to give Agent or the Lenders, nor be deemed an exercise by Agent or the Lenders of, control over Borrower’s management or policies.

6.12Post-Closing Requirement.  Deliver to Agent, each in form and substance satisfactory to Agent and the Lenders, within ten (10) Business Days of the Effective Date, Control Agreements with respect to each of Borrower’s Deposit Accounts and Securities Accounts maintained with SVB.

7NEGATIVE COVENANTS

Borrower shall not do any of the following without the prior written consent of the Lenders:

7.1Dispositions.  Convey, sell, lease, transfer, assign, or otherwise dispose of (including, without limitation, pursuant to a Division) (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) of Inventory in the ordinary course of business; (b) of worn-out or obsolete Equipment that is, in the reasonable judgment of Borrower, no longer economically practicable to maintain or useful in the ordinary course of business of Borrower; (c) consisting of Permitted Liens and Permitted Investments; (d) consisting of Borrower’s or its Subsidiaries’ use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents; (e) consisting of licenses and similar arrangements for the use of Intellectual Property in the ordinary course of business that could not result in a legal transfer of title of the licensed property that may be exclusive in respects other than territory or may be exclusive as to territory but only as to discrete geographical areas outside of the United States of America in the ordinary course of business; (f) consisting of the sale or issuance of any stock of Borrower provided that any such sale or issuance does not result in a Change in Control; (g) consisting of sales or discounting of delinquent accounts in the ordinary course of business pursuant to transactions not prohibited by this Agreement; (h) consisting of sales of net operating or tax losses through any government sponsored program; (i) of Intellectual Property that is not material to Borrower’s business, as determined in consultation with Agent; and (j) of other property not otherwise permitted by this Section 7.1 in an aggregate amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000.00) in any twelve (12) month period.

7.2Changes in Business, Management, Control, or Business Locations. (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower and such Subsidiary, as applicable, or reasonably related thereto; (b) liquidate or dissolve; (c) fail to provide notice to Agent and Lenders of any Key Person departing from or ceasing to be employed by Borrower within five (5) Business Days after such Key Person’s departure from Borrower; or (d) permit or suffer any Change in Control, unless prior to or simultaneously with the closing of any such Change in Control transaction, the Loan Documents are terminated an all Obligations are paid in full in cash.

Borrower shall not, without at least ten (10) days prior written notice to Agent: (1) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than Two Hundred Fifty Thousand Dollars ($250,000.00) in Borrower’s assets or property) or deliver any portion of the Collateral valued, individually or in the aggregate, in excess of Two Hundred Fifty Thousand Dollars ($250,000.00)  to a bailee at a location other than to a bailee and at a location already disclosed in the Perfection Certificate, excluding contract manufacturers, locations outside of the United States, clinical sites and third-party logistics and/or distribution centers, (2) change its jurisdiction of organization, (3) change its organizational structure or type, (4) change its legal name, or (5) change any organizational number (if any) assigned by its jurisdiction of organization.  If Borrower intends to add any new offices or business locations, including warehouses, containing in excess of Two Hundred Fifty Thousand Dollars ($250,000.00) of Borrower’s assets or property, then Borrower will first notify Agent, and the landlord of any such new offices or business locations, including warehouses, shall execute and deliver a landlord consent in form and substance reasonably satisfactory to Agent.  If Borrower intends to deliver any portion of the Collateral valued, individually or in the aggregate, in excess of Two Hundred Fifty Thousand Dollars ($250,000.00)  to a bailee (excluding any contract manufacturer, clinical site, bailee location outside of the United States or third-party logistics and/or distribution center), and Agent and such bailee are not already parties to a bailee agreement governing both the Collateral and the location to which Borrower intends to deliver the Collateral, then Borrower will first notify Agent, and such bailee shall execute and deliver a bailee agreement in form and substance reasonably satisfactory to Agent.

7.3Mergers or Acquisitions.  Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, (i) all or substantially all of the capital stock or property of another Person (including, without limitation, by the formation of any Subsidiary or pursuant to a Division) or (ii) any product, product line or Intellectual Property (including the right to use, develop or sell the same) of or from any other Person (in each case, including through licensing), except for Permitted Acquisitions, unless prior to or simultaneously with the closing of any such transaction, the Loan Documents are terminated and all Obligations are paid in full in cash.  A Subsidiary may merge or consolidate into another Subsidiary or into Borrower.

7.4Indebtedness.  Create, incur, assume, guarantee or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness , or prepay any Indebtedness or take any actions which impose on Borrower an obligation to prepay any Indebtedness, except as otherwise permitted hereunder or approved in writing by Agent.

7.5Encumbrance.  Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, permit any Collateral not to be subject to the first priority security interest granted herein (subject only to Permitted Liens that are permitted pursuant to the terms of this Agreement to have superior priority to Agent’s Lien under this Agreement), or enter into any agreement, document, instrument or other arrangement (except with or in favor of Agent, for the ratable benefit of the Lenders) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s or any Subsidiary’s Intellectual Property, except as is otherwise permitted in Section 7.1 hereof and the definition of “Permitted Liens” herein.

7.6Maintenance of Collateral Accounts.  Maintain any Collateral Account except pursuant to the terms of Section 6.6 hereof.

7.7Distributions; Investments. (a) Pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock, provided that Borrower may (i)  convert any of its convertible securities into other securities (including Borrower’s common stock) pursuant to the terms of such convertible securities or otherwise in exchange thereof, including the conversion or exchange of any outstanding 6.0% Senior Convertible Notes due 2025 issued by Borrower to Puissance Life Science Opportunities Fund VI into Borrower's common stock pursuant to the terms of the Senior Convertible Note Purchase Agreement, dated as of March 7, 2019, by and between Borrower and Puissance Life Science Opportunities Fund VI or otherwise, (ii)  pay dividends solely in common stock, (iii) distribute equity securities to former or current employees, officers, consultants or directors pursuant to the exercise of employee stock options approved by the Board, (iv) conduct Permitted Repurchases so long as an Event of Default does not exist at the time of any such Permitted Repurchase and would not exist after giving effect to any such Permitted Repurchase, provided that the aggregate amount of all Permitted Repurchases does not exceed Two Hundred Fifty Thousand Dollars ($250,000.00) per fiscal year, and (v) redeem or repurchase capital stock, provided that concurrently with any such redemption or repurchase, Borrower receives proceeds from the sale of Borrower’s equity securities equal to or greater than the value of such redemption or repurchase; or (b) directly or indirectly make any Investment (including, without limitation, by the formation of any Subsidiary) other than Permitted Investments, or permit any of its Subsidiaries to do so.

7.8Transactions with Affiliates.  Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for (a) transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person, (b) reasonable and customary compensation arrangements and benefit plans for officers and other employees of Borrower entered into or maintained in the ordinary course of business, (c) reasonable and customary fees paid to members of the Board in the ordinary course of business, and (d) Investments of the type described in and permitted under clause (c) of the definition of “Permitted Investments” herein.

7.9Subordinated Debt.  (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof (except as expressly permitted under the terms of the subordination, intercreditor or other similar arrangement to which such Subordinated Debt is subject), provide for earlier or greater principal, interest, or other payments thereon, or adversely affect the subordination thereof to Obligations owed to Agent and the Lenders.

7.10Compliance.  Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or non-exempt Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower’s business, or permit any of its Subsidiaries to do so; or withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

Borrower shall not, nor shall Borrower permit any of its Subsidiaries, Affiliates or Affiliates of Subsidiaries to, directly or indirectly, knowingly enter into any documents, instruments, agreements or contracts with any Person listed on the OFAC Lists.  Borrower shall not, nor shall Borrower permit any of its Subsidiaries, Affiliates or Affiliates of Subsidiaries to, directly or indirectly, (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 or any similar executive order or other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law.

Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and Borrower, its Subsidiaries and their respective officers and employees and to the knowledge of Borrower its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.

None of Borrower, any of its Subsidiaries or any of their respective directors, officers or employees, or to the knowledge of Borrower, any agent for Borrower or its Subsidiaries that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.  No Credit Extension, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.

8EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1Payment Default.  Borrower fails to (a) make any payment of principal or interest on any Credit Extension when due, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day cure period shall not apply to payments due on the Term Loan Maturity Date).  During the cure period, the failure to make or pay any payment specified under clause (b) hereunder is not an Event of Default (but no Credit Extension will be made during the cure period);

8.2Covenant Default.

(a)Borrower fails or neglects to perform any obligation in Sections 6.2, 6.3, 6.4, 6.5, 6.6, 6.7, 6.8, 6.11, or 6.12 or violates any covenant in Section 7; or

(b)Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period).  Cure periods provided under this section shall not apply, among other things, to financial covenants or any other covenants set forth in clause (a) above;

8.3Material Adverse Change.  A circumstance has occurred that could reasonably be expected to cause a Material Adverse Change;

8.4Attachment; Levy; Restraint on Business.

(a)(i) The service of process seeking to attach, by trustee or similar process, any funds of Borrower or of any entity under the control of Borrower (including a Subsidiary), or (ii) a notice of lien or levy is filed against any of Borrower’s assets by any Governmental Authority, and the same under subclauses (i) and (ii) hereof are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Credit Extensions shall be made during any ten (10) day cure period; or

(b)(i) any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Borrower from conducting all or any material part of its business;

8.5Insolvency.  (a) Borrower or any of its Subsidiaries is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) Borrower or any of its Subsidiaries begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower or any of its Subsidiaries and is not dismissed or stayed within thirty (30) days (but no Credit Extensions shall be made while any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);

8.6Other Agreements.  There is, under any agreement to which Borrower or any Guarantor is a party with a third party or parties, (a) any default resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount individually or in the aggregate in excess of Two Hundred Fifty Thousand Dollars ($250,000.00); or (b) any breach or default by Borrower or Guarantor, the result of which could have a material adverse effect on Borrower’s or any Guarantor’s business; provided, however, that the Event of Default under this Section 8.6 caused by the occurrence of a breach or default under such other agreement shall be cured or waived for purposes of this Agreement upon the Lenders receiving written notice from the party asserting such breach or default of such cure or waiver of the breach or default under such other agreement, if at the time of such cure or waiver under such other agreement (x) the Lenders have not declared an Event of Default under this Agreement and/or exercised any rights with respect thereto; (y) any such cure or waiver does not result in an Event of Default under any other provision of this Agreement or any Loan Document; and (z) in connection with any such cure or waiver under such other agreement, the terms of any agreement with such third party are not modified or amended in any manner which could in the good faith business judgment of the Lenders be materially less advantageous to Borrower or any Guarantor;

8.7Judgments; Penalties.  One or more fines, penalties or final judgments, orders or decrees for the payment of money in an amount, individually or in the aggregate, of at least Two Hundred Fifty Thousand Dollars ($250,000.00) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower by any Governmental Authority, and the same are not, within ten (10) days after the entry, assessment or issuance thereof, discharged, satisfied, or paid, or after execution thereof, stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay (provided that no Credit Extensions will be made prior to the satisfaction, payment, discharge, stay, or bonding of such fine, penalty, judgment, order or decree);

8.8Misrepresentations. Borrower or any Person acting for Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Agent or any Lender or to induce Agent or any Lender to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made;

8.9Subordinated Debt.  Any document, instrument, or agreement evidencing any Subordinated Debt shall for any reason be revoked or invalidated or otherwise cease to be in full force and effect, any Person shall be in breach thereof or contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations shall for any reason be subordinated or shall not have the priority contemplated by this Agreement or any applicable subordination or intercreditor agreement;

8.10Guaranty.  (a) Any guaranty of any Obligations terminates or ceases for any reason to be in full force and effect; (b) any Guarantor does not perform any obligation or covenant under any guaranty of the Obligations; (c) any circumstance described in Sections 8.3, 8.4, 8.5, 8.6, 8.7, or 8.8 of this Agreement occurs with respect to any Guarantor, (d) the death, liquidation, winding up, or termination of existence of any Guarantor; or (e) (i) a material impairment in the perfection or priority of Agent’s Lien in the collateral provided by Guarantor or in the value of such collateral or (ii) a material adverse change in the general affairs, management, results of operation, condition (financial or otherwise) or the prospect of repayment of the Obligations occurs with respect to any Guarantor;

8.11Governmental Approvals.  Any Governmental Approval shall have been (a) revoked, rescinded, suspended, modified in an adverse manner or not renewed in the ordinary course for a full term or (b) subject to any decision by a Governmental Authority that designates a hearing with respect to any applications for renewal of any of such Governmental Approval or that could result in the Governmental Authority taking any of the actions described in clause (a) above, and such decision or such revocation, rescission, suspension, modification or non-renewal (i) causes, or could reasonably be expected to cause a Material Adverse Change, or (ii) materially adversely affects the legal qualifications of Borrower or any of its Subsidiaries to hold such Governmental Approval in any applicable jurisdiction and such revocation, rescission, suspension, modification or non-renewal could reasonably be expected to materially adversely affect the status of or legal qualifications of Borrower or any of its Subsidiaries to hold any Governmental Approval in any other jurisdiction; or

8.12Australian Subsidiary Property.  Australian Subsidiary acquires, receives, owns or holds any assets or property with an aggregate value of greater than One Million Seven Hundred Fifty Thousand Dollars ($1,750,000.00) at any time.

9Lenders’ RIGHTS AND REMEDIES

9.1Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, (i) Agent, as directed by each Lender in accordance with the Lender Intercreditor Agreement or, if such rights and remedies are not addressed in the Lender Intercreditor Agreement, as directed by a majority of the Lenders, may and (ii) with respect to clauses (c), (d), (g) and (i) Agent and/or any Lender may, without notice or demand, do any or all of the following:

(a)declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Agent or any Lender);

(b)stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement among Borrower, Agent, and/or any Lenders;

(c)demand that Borrower (i) deposit cash with SVB in an amount equal to at least (A) one hundred five percent (105.0%) of the Dollar Equivalent of the aggregate face amount of all Letters of Credit denominated in Dollars remaining undrawn, and (B) one hundred ten percent (110.0%) of the Dollar Equivalent of the aggregate face amount of all Letters of Credit denominated in a Foreign Currency remaining undrawn (plus, in each case, all interest, fees, and costs due or to become due in connection therewith (as estimated by SVB in its good faith business judgment)), to secure all of the Obligations relating to such Letters of Credit, as collateral security for the repayment of any future drawings under such Letters of Credit, and Borrower shall forthwith deposit and pay such amounts, and (ii) pay in advance all letter of credit fees scheduled to be paid or payable over the remaining term of any Letters of Credit;

(d)terminate any FX Contracts;

(e)verify the amount of, demand payment of and performance under, and collect any Accounts and General Intangibles, settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Agent and/or the Lenders consider advisable, and notify any Person owing Borrower money of Agent’s security interest in such funds.  Borrower shall collect all payments in trust for Agent, for the ratable benefit of the Lenders and, if requested by Agent, immediately deliver the payments to Agent, for the ratable benefit of the Lenders in the form received from the Account Debtor, with proper endorsements for deposit;

(f)make any payments and do any acts Agent or any Lender considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral.  Borrower shall assemble the Collateral if Agent requests and make it available as Agent designates.  Agent may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred.  Borrower grants Agent a license to enter and occupy any of its premises, without charge, to exercise any of Agent’s rights or remedies;

(g)apply to the Obligations (i) any balances and deposits of Borrower it holds, or (ii) any amount held by Agent owing to or for the credit or the account of Borrower;

(h)ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral.  Agent, for the benefit of the Lenders is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, Patents, Copyrights, mask works, rights of use of any name, trade secrets, trade names, Trademarks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Agent’s exercise of its rights under this Section 9.1, Borrower’s rights under all licenses and all franchise agreements inure to Agent, for the ratable benefit of the Lenders;

(i)place a “hold” on any account maintained with Agent or Lenders and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(j)demand and receive possession of Borrower’s Books; and

(k)exercise all rights and remedies available to Agent and the Lenders under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

9.2Power of Attorney.  Borrower hereby irrevocably appoints Agent, for the benefit of the Lenders as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to:  (a) endorse Borrower’s name on any checks or other forms of payment or security; (b) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Agent determines reasonable; (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Agent or a third party as the Code permits.  Borrower hereby appoints Agent, for the benefit of the Lenders as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of Agent’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations (other than inchoate indemnity obligations) have been satisfied in full and the Lenders are under no further obligation to make Credit Extensions hereunder.  Agent’s foregoing appointment as Borrower’s attorney in fact, and all of Agent’s rights and powers, coupled with an interest, are irrevocable until all Obligations (other than inchoate indemnity obligations) have been fully repaid and performed and the Lenders’ obligation to provide Credit Extensions terminates.

9.3Protective Payments.  If Borrower fails to obtain the insurance called for by Section 6.5 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document or which may be required to preserve the Collateral, Agent may obtain such insurance or make such payment, and all amounts so paid by Agent are Lenders’ Expenses and immediately due and payable, bearing interest at the then highest rate applicable to the Obligations, and secured by the Collateral.  Agent will make reasonable efforts to provide Borrower with notice of Agent obtaining such insurance at the time it is obtained or within a reasonable time thereafter.  No payments by Agent are deemed an agreement to make similar payments in the future or Agent’s and/or Lender’s waiver of any Event of Default.

9.4Application of Payments and Proceeds Upon Default.  If an Event of Default has occurred and is continuing, Agent shall have the right to apply in any order any funds in its possession, whether from Borrower’s account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations.  Agent shall pay any surplus to Borrower by credit to the Designated Deposit Account or to other Persons legally entitled thereto; Borrower shall remain liable to Agent and the Lenders for any deficiency.  If Agent, directly or indirectly, enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Agent shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Agent of cash therefor.

9.5Liability for Collateral.  So long as Agent and Lenders comply with reasonable banking practices regarding the safekeeping of the Collateral in their possession or under the control of Agent and/or Lenders, Agent and Lenders shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person.  Borrower bears all risk of loss, damage or destruction of the Collateral.

9.6No Waiver; Remedies Cumulative.  Agent’s and any Lender’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Agent or any Lender thereafter to demand strict performance and compliance herewith or therewith.  No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given.  Agent’s and each Lender’s rights and remedies under this Agreement and the other Loan Documents are cumulative.  Agent and each Lender have all rights and remedies provided under the Code, by law, or in equity.  Agent’s or any Lender’s exercise of one right or remedy is not an election and shall not preclude Agent or any Lender from exercising any other remedy under this Agreement or any other Loan Document or other remedy available at law or in equity, and Agent’s or any Lender’s waiver of any Event of Default is not a continuing waiver.  Agent’s or any Lender’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.7Demand Waiver.  Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Agent on which Borrower is liable.

10NOTICES

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below.  Agent or Borrower may change its mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:	Scynexis, Inc. 1 Evertrust Plaza, 13th Floor Jersey City, New Jersey 07302 Attn: Legal Department Phone: Email:

with a copy to:	Cooley LLP 101 California Street, 5th Floor San Francisco, California 94114 Attn: Maricel Mojares-Moore Email:

If to SVB:	Silicon Valley Bank 275 Grove Street Suite 2-200 Newton, Massachusetts 02466 Attn: Mr. Michael McMahon Email:

with a copy to:	Morrison & Foerster LLP 200 Clarendon Street, 20th Floor Boston, Massachusetts 02116 Attn: David A. Ephraim, Esquire Email:

If to Agent or Hercules:	Hercules Capital, Inc. Legal Department Attention: Chief Legal Officer, Bryan Jadot and Michael Dutra 400 Hamilton Avenue, Suite 310 Palo Alto, California 94301 email:

11CHOICE OF LAW, VENUE, JURY TRIAL WAIVER and judicial reference

Except as otherwise expressly provided in any of the Loan Documents, California law governs the Loan Documents without regard to principles of conflicts of law.  Borrower, Agent, and Lenders each submit to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Agent or Lenders from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Agent or any Lender.  Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court.  Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in, or subsequently provided by Borrower in accordance with, Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER, AGENT AND EACH LENDER EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR ALL PARTIES TO ENTER INTO THIS AGREEMENT.  EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court.  The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure Sections 638 through 645.1, inclusive.  The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers.  All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed.  If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County, California Superior Court for such relief.  The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings.  The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings.  The private judge shall oversee discovery and may enforce all discovery rules and orders applicable to judicial proceedings in the same manner as a trial court judge.  The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to California Code of Civil Procedure Section 644(a).  Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies.  The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

This Section 11 shall survive the termination of this Agreement.

12GENERAL PROVISIONS

12.1Termination Prior to Term Loan Maturity Date; Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any Obligations under Bank Services Agreements that are cash collateralized in accordance with Section 4.1 of this Agreement) have been satisfied.  So long as Borrower has satisfied the Obligations (other than inchoate indemnity obligations, and any other obligations which, by their terms, are to survive the termination of this Agreement, and any Obligations under Bank Services Agreements that are cash collateralized in accordance with Section 4.1 of this Agreement), this Agreement may be terminated prior to the Term Loan Maturity Date by Borrower, effective three (3) Business Days after written notice of termination is given to Agent.  Those obligations that are expressly specified in this Agreement as surviving this Agreement’s termination shall continue to survive notwithstanding this Agreement’s termination. No termination of this Agreement or any Bank Services Agreement shall in any way affect or impair any right or remedy of Agent or any Lender, nor shall any such termination relieve Borrower of any Obligation to any Lender, until all of the Obligations have been paid and performed in full. Those Obligations that are expressly specified in this Agreement as surviving this Agreement’s termination shall continue to survive notwithstanding this Agreement’s termination and payment in full of the Obligations then outstanding.

12.2Successors and Assigns.

(a)This Agreement binds and is for the benefit of the successors and permitted assigns of each party.  Borrower may not assign this Agreement or any rights or obligations under it without Agent and Lenders’ prior written consent (which may be granted or withheld in Agent’s and Lenders’ discretion).  Agent and each Lender has the right, without the consent of or notice to Borrower, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, such Lender’s obligations, rights, and benefits under this Agreement and the other Loan Documents (other than the Warrant, as to which assignment, transfer and other such actions are governed by the terms thereof).

(b)Agent, acting solely for this purpose as an agent of Borrower, shall maintain at one of its offices in the United States a copy of each assignment and assumption pursuant to Section 12.2(a) delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Term Loan Commitments of, and principal amounts (and stated interest) of the Term Loan Advances owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and Borrower, Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(c)Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Term Loan Advances or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant's interest in any commitments, loans, or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.  Borrower agrees that each participant shall be entitled to the benefits of the provisions of Section 2.7 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to this Section 12.2; provided that such participant shall not be entitled to receive any greater payment pursuant to Section 2.7, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in law that occurs after the participant acquired the applicable participation.

12.3Indemnification.  Borrower agrees to indemnify, defend and hold Agent, each Lender and their respective directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Agent or any Lender (each, an “Indemnified Person”) harmless against:  (i) all obligations, demands, claims, and liabilities (collectively, “Claims”) claimed or asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (ii) all losses or expenses (including Lenders’ Expenses) in any way suffered, incurred, or paid by such Indemnified Person as a result of, following from, consequential to, or arising from transactions between Agent, Lenders and Borrower (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct.  This Section 12.3 shall not apply with respect to taxes other than any taxes that represent losses, claims, damages, etc. arising from any non-tax claim.

This Section 12.3 shall survive until all statutes of limitation with respect to the Claims, losses, and expenses for which indemnity is given shall have run.

12.4Time of Essence.  Time is of the essence for the performance of all Obligations in this Agreement.

12.5Severability of Provisions.  Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.6Correction of Loan Documents.  Agent may correct patent errors and fill in any blanks in the Loan Documents consistent with the agreement of the parties.

12.7Amendments in Writing; Waiver; Integration.  No purported amendment or modification of any Loan Document, or waiver, discharge or termination of any obligation under any Loan Document, or release, or subordinate Lenders’ security interest in, or consent to the transfer of, any Collateral shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by Agent, with the consent of the Lenders in accordance with the Lender Intercreditor Agreement or, if such item is not addressed in the Lender Intercreditor Agreement, as consented to by a majority of the Lenders, and Borrower.  Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Loan Document.  Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver.  The Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements.  All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of the Loan Documents merge into the Loan Documents.  In the event any provision of any other Loan Document is inconsistent with the provisions of this Agreement, the provisions of this Agreement shall exclusively control.

12.8Counterparts.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.

12.9Confidentiality Agent and the Lenders agree to maintain the confidentiality of Information (as defined below), except that Information may be disclosed (a) to Agent and/or any Lender’s subsidiaries or Affiliates, and their respective employees, directors, officers, investors and potential investors (and each of their respective Affiliates or clients), partners, lenders, agents, attorneys, accountants and other professional advisors (collectively, “Representatives” and, together with Agent and the Lenders, collectively, “Lender Entities”); (b) to prospective transferees, assignees, credit providers or purchasers of any of  the Lenders’ or Agent’s interests under or in connection with this Agreement and their Representatives (provided, however, Agent and the Lenders shall use their best efforts to obtain any such prospective transferee’s, assignee’s, credit provider’s, purchaser’s or their Representatives’ agreement to the terms of this provision); (c) as required by law, regulation, subpoena, or other order; (d) to Agent’s or any Lender’s regulators or as otherwise required in connection with Agent’s or any Lender’s examination or audit; (e) as Agent or any Lender considers appropriate in exercising remedies under the Loan Documents; (f) to third-party service providers of Agent and/or any Lender so long as such service providers have executed a confidentiality agreement with Agent or the Lenders, as applicable, with terms no less restrictive than those contained herein; and (g) to the extent consisting of general portfolio information that does not identify Borrower.  The term “Information” means all information received from Borrower regarding Borrower or its business, in each case other than information that is either: (i) in the public domain or in Agent’s or any Lender’s possession when disclosed to Agent or such Lender, or becomes part of the public domain (other than as a result of its disclosure by Agent or a Lender in violation of this Agreement) after disclosure to Agent and/or the Lenders; or (ii) disclosed to Agent and/or a Lender by a third party, if Agent or such Lender, as applicable, does not know that the third party is prohibited from disclosing the information.

Lender Entities may use anonymous forms of confidential information for aggregate datasets, for analyses or reporting, and for any other uses not expressly prohibited in writing by Borrower. The provisions of the immediately preceding sentence shall survive the termination of this Agreement.

12.10Attorneys’ Fees, Costs and Expenses.  In any action or proceeding between Borrower and Agent or any Lender arising out of or relating to the Loan Documents, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled.

12.11Right of Setoff.  Borrower hereby grants to Agent, for the ratable benefit of the Lenders a Lien and a right of setoff as security for all Obligations to Agent and the Lenders, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Agent or any entity under the control of Agent (including a subsidiary of Agent) in transit to any of them.  At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Agent or any Lender may setoff the same or any part thereof and apply the same to any liability or Obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Obligations.  ANY AND ALL RIGHTS TO REQUIRE AGENT OR ANY LENDER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

12.12Electronic Execution of Documents.  The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.

12.13Captions.  The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

12.14Construction of Agreement.  The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement.  In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.

12.15Relationship. The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement.  The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.

12.16Third Parties.  Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any person not an express party to this Agreement; or (c) give any person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.

12.17Patriot Act.  Each Lender hereby notifies Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies Borrower and each of its Subsidiaries, which information includes the names and addresses of each Borrower and each of its Subsidiaries and other information that will allow Lender, as applicable, to identify Borrower and each of its Subsidiaries in accordance with the USA PATRIOT Act.

13DEFINITIONS

13.1Definitions.  As used in the Loan Documents, the word “shall” is mandatory, the word “may” is permissive, the word “or” is not exclusive, the words “includes” and “including” are not limiting, the singular includes the plural, and numbers denoting amounts that are set off in brackets are negative.  As used in this Agreement, the following capitalized terms have the following meanings:

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrower.

“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

“ACH Authorization” means the ACH Debit Authorization Agreement in substantially the form of Exhibit E.

“Affiliate” is, with respect to any Person, each other Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Agent” is defined in the preamble hereof.

“Agreement” is defined in the preamble hereof.

“Amortization Date” is:

(a)	if the Performance Milestone I does not occur, December 1, 2023;
(b)	if the Performance Milestone I occurs, June 3, 2024, provided, however, that:

(i)if, prior to June 3, 2024, Borrower provides Agent and the Lenders with evidence, satisfactory to Agent and each Lender in their reasonable discretion, that Borrower had Net Product Revenue in an amount equal to at least the amount required pursuant to the financial covenant in Section 6.7 hereof (not taking into account any waiver of compliance with such covenant under the terms of Section 6.7) at all times prior to June 3, 2024, the Amortization Date will be September 2, 2024;

(ii)if the Amortization Date is extended as set forth in subsection (i) and, prior to September 2, 2024, Borrower provides Agent and the Lenders with evidence, satisfactory to Agent and each Lender in their reasonable discretion, that Borrower had Net Product Revenue in an amount equal to at least the amount required pursuant to the financial covenant in Section 6.7 hereof (not taking into account any waiver of compliance with such covenant under the terms of Section 6.7) at all times prior to September 2, 2024, the Amortization Date will be December 2, 2024;

(iii)if the Amortization Date is extended as set forth in subsection (ii) and, prior to December 2, 2024, Borrower provides Agent and the Lenders with evidence, satisfactory to Agent and each Lender in their reasonable discretion, that Borrower had Net Product Revenue in an amount equal to at least the amount required pursuant to the financial covenant in Section 6.7 hereof (not taking into account any waiver of compliance with such covenant under the terms of Section 6.7) at all times prior to December 2, 2024, the Amortization Date will be March 3, 2025; and

(iv)if the Amortization Date is extended as set forth in subsection (iii) and, prior to March 3, 2025, Borrower provides Agent and the Lenders with evidence, satisfactory to Agent and each Lender in their reasonable discretion, that Borrower had Net Product Revenue in an amount equal to at least the amount required pursuant to the financial covenant in Section 6.7 hereof (not taking into account any waiver of compliance with such covenant under the terms of Section 6.7) at all times prior to March 3, 2025, the Amortization Date will be the Term Loan Maturity Date.

“Anti‑Terrorism Laws” means any laws, rules, regulations or orders relating to terrorism or money laundering, including without limitation Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by OFAC.

“ASU” is defined in Section 1.

“Australian Subsidiary” is SCYNEXIS Pacific Pty Ltd, Borrower’s wholly-owned Subsidiary formed under the laws of Australia.

“Authorized Signer” is any individual listed in Borrower’s Borrowing Resolution who is authorized to execute the Loan Documents, including making (and executing if applicable) any Credit Extension request, on behalf of Borrower.

“Bank Services”  are any products, credit services, and/or financial accommodations previously, now, or hereafter provided to Borrower or any of its Subsidiaries by SVB or any SVB Affiliate, including, without limitation, any letters of credit, cash management services (including, without limitation, merchant services, direct deposit of payroll, business credit cards, and check cashing services), interest rate swap arrangements, and foreign exchange services as any such products or services may be identified in SVB’s various agreements related thereto (each, a “Bank Services Agreement”).

“Bank Services Agreement” is defined in the definition of Bank Services.

“Blocked Person” means any Person:  (a) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (b) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (d) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, or (e) a Person that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list.

“Board” means Borrower’s board of directors.

“Borrower” is defined in the preamble hereof.

“Borrower’s Books” are all Borrower’s books and records including ledgers, federal and state tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Borrowing Resolutions” are, with respect to any Person, those resolutions adopted by such Person’s board of directors (and, if required under the terms of such Person’s Operating Documents, stockholders) and delivered by such Person to Agent approving the Loan Documents to which such Person is a party and the transactions contemplated thereby, together with a certificate executed by its secretary on behalf of such Person certifying (a) such Person has the authority to execute, deliver, and perform its obligations under each of the Loan Documents to which it is a party, (b) that set forth as a part of or attached as an exhibit to such certificate is a true, correct, and complete copy of the resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Person of the Loan Documents to which it is a party, (c) the name(s) of the Person(s) authorized to execute the Loan Documents, including making (and executing if applicable) any Credit Extension request, on behalf of such Person, together with a sample of the true signature(s) of such Person(s), and (d) that Agent and the Lenders may conclusively rely on such certificate unless and until such Person shall have delivered to Agent and the Lenders a further certificate canceling or amending such prior certificate.

“Business Day” is any day that is not a Saturday, Sunday or a day on which Agent or a Lender is closed.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; (c) SVB’s certificates of deposit issued maturing no more than one (1) year after issue; and (d) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition.

“Change in Control” means (a) at any time, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)‑5 under the Exchange Act), directly or indirectly, of forty-nine percent (49.0%) or more of the ordinary voting power for the election of directors of Borrower (determined on a fully diluted basis); (b) during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause

(i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or (c) at any time, Borrower shall cease to own and control, of record and beneficially, directly or indirectly, one hundred percent (100.0%) of each class of outstanding capital stock of each Subsidiary of Borrower free and clear of all Liens (except Liens created by this Agreement).

“Claims” is defined in Section 12.3.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of California; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Agent’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of California, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is any and all properties, rights and assets of Borrower described on Exhibit A.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.

“Commitment” and “Commitments” means the Term Loan Commitment(s).

“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.

“Compliance Statement” is that certain statement in the form attached hereto as Exhibit B.

“Contested Taxes” is defined in Section 5.8.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation, in each case, directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business.  The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Control Agreement” is any control agreement entered into among the depository institution at which Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower maintains a Securities Account or a Commodity Account, Borrower, and Agent pursuant to which Agent obtains control (within the meaning of the Code) for the benefit of the Lenders over such Deposit Account, Securities Account, or Commodity Account.

“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“Credit Extension” is any Term Loan Advance, or any other extension of credit by any Lender for Borrower’s benefit.

“Default Rate” is defined in Section 2.3(b).

“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

“Designated Deposit Account” is the account number ending 027 (last three digits) maintained by Borrower with SVB.

“Disbursement Letter” is that certain form attached hereto as Exhibit D.

“Division” means, in reference to any Person which is an entity, the division of such Person into two (2) or more separate Persons, with the dividing Person either continuing or terminating its existence as part of such division, including, without limitation, as contemplated under Section 18-217 of the Delaware Limited Liability Company Act for limited liability companies formed under Delaware law, or any analogous action taken pursuant to any other applicable law with respect to any corporation, limited liability company, partnership or other entity.

“Dollars,” “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.

“Dollar Equivalent” is, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in a Foreign Currency, the equivalent amount therefor in Dollars as determined by Agent at such time on the basis of the then-prevailing rate of exchange in San Francisco, California, for sales of the Foreign Currency for transfer to the country issuing such Foreign Currency.

“Effective Date” is defined in the preamble hereof.

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.

“Event of Default” is defined in Section 8.

“Exchange Act” is the Securities Exchange Act of 1934, as amended.

“Excluded Accounts” means restricted cash accounts maintained with SVB as security for outstanding Letters of Credit issued by SVB on behalf of Borrower or any of its Subsidiaries.

“FDA” means the Food and Drug Administration.

“Final Payment” is a payment or payments (in addition to and not in substitution for the regular monthly payments of principal plus accrued interest) equal to the Final Payment Amount, due on the earliest to occur of (a) the Term Loan Maturity Date, (b) the repayment of the Term Loan Advances, (c) as required pursuant to Section 2.2(d) or 2.2(e), or (d) the termination of this Agreement.

“Final Payment Amount” is (a) if the Final Payment becomes due pursuant to Section 2.2(d) in connection with a prepayment of less than all of the Term Loan Advances, an amount equal to the amount of the Term Loan Advances being prepaid multiplied by three and ninety five-hundredths of one percent (3.95%) and (b) in all cases other than a prepayment of less than all of the Term Loan Advances pursuant to Section 2.2(d), an amount equal to (i) the original aggregate principal amount of all Term Loan Advances extended by the Lenders to Borrower hereunder multiplied by three and ninety five-hundredths of one percent (3.95%) less (ii) the amount of any Final Payment previously paid pursuant to (a) with respect to any portion of the Term Loan Advances.

“Financial Statement Repository” are Agent’s and the Lenders’ e-mail addresses specified in Section 10 or such other means of collecting information approved and designated by Agent after providing notice thereof to Borrower from time to time.

“Forecast” means the projections for Borrower as delivered and accepted by Agent and Lenders on March 26, 2021, provided that Borrower may from time to time update the Forecast with a forecast approved by the Board, subject to the consent and approval in writing of Agent and Lenders in their reasonable discretion.

“Foreign Currency” means lawful money of a country other than the United States.

“Foreign Subsidiary” means any Subsidiary which is not a Subsidiary organized under the laws of the United States or any state or territory thereof or the District of Columbia.

“Funding Date” is any date on which a Credit Extension is made to or for the account of Borrower which shall be a Business Day.

“FX Contract” is any foreign exchange contract by and between Borrower and SVB under which Borrower commits to purchase from or sell to SVB a specific amount of Foreign Currency on a specified date.

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all Intellectual Property, claims, income and other tax refunds, security and other deposits, payment intangibles, contract rights, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Guarantor” is any Person providing a Guaranty in favor of Agent or any Lender.

“Guaranty” is any guarantee of all or any part of the Obligations, as the same may from time to time be amended, restated, modified or otherwise supplemented.

“Hercules” is defined in the preamble hereof.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.

“Indemnified Person” is defined in Section 12.3.

“Information” is defined in Section 12.9.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means, with respect to any Person, all of such Person’s right, title, and interest in and to the following:

(c)its Copyrights, Trademarks and Patents;

(d)any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how and operating manuals;

(e)any and all source code;

(f)any and all design rights which may be available to such Person;

(g)any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and

(h)all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

“Intercompany Note” means that certain Secured Promissory Note, dated as of July 4, 2019, executed by Australian Subsidiary in favor of Borrower, as amended through the Effective Date.

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

“IRC” is the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder.

“Key Person” is Borrower’s President and Chief Executive Officer.

“Lender” and “Lenders” is defined in the preamble.

“Lender Entities” is defined in Section 12.9.

“Lender Intercreditor Agreement” is that certain Intercreditor Agreement dated as of the Effective Date by and between Hercules and SVB, as may be amended from time to time in accordance with the provisions thereof.

“Lenders’ Expenses” are all of Agent’s and the Lenders’ audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrower.

“Letter of Credit” is a standby or commercial letter of credit issued by SVB upon request of Borrower based upon an application, guarantee, indemnity, or similar agreement.

“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Loan Documents” are, collectively, this Agreement and any schedules, exhibits, certificates, notices, and any other documents related to this Agreement, the Warrant, the Perfection Certificate, the Lender Intercreditor Agreement, each Disbursement Letter, the ACH Authorization, any Bank Services Agreement, any Control Agreement, any subordination agreement, any note, or notes or guaranties executed by Borrower or Guarantor, and any other present or future agreement by Borrower and/or Guarantor with or for the benefit of Agent and the Lenders in connection with this Agreement, all as amended, restated, or otherwise modified.

“Material Adverse Change” is (a) a material impairment in the perfection or priority of Agent’s, for the ratable benefit of the Lenders, Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower; or (c) a material impairment of the prospect of repayment of any portion of the Obligations.

“Net Product Revenue” means net product revenue recognized by Borrower (as determined in accordance with GAAP) solely from the sale of ibrexafungerp (which shall not include any revenue under business development or licensing transactions). For the avoidance of doubt, without limiting the foregoing, Net Product Revenue shall not include any of the following to the extent not recognizable as revenue in accordance with GAAP (a) trade, quantity and cash discounts allowed by Borrower, (b) discounts, refunds, rebates, charge backs, retroactive price adjustment and any other allowances which effectively reduce net selling price, (c) product returns and allowances, (d) allowances for shipping or other distribution expenses, (e) set-offs and counterclaims, and (f) any other similar and customary deductions that are typically deducted from gross revenue and not included in net revenue in accordance with GAAP.

“Obligations” are Borrower’s obligations to pay when due any debts, principal, interest, fees, Lenders’ Expenses, the Final Payment, the Prepayment Fee and other amounts Borrower owes Agent or any Lender now or later, whether under this Agreement, the other Loan Documents (other than the Warrant), or otherwise, including, without limitation, all obligations relating to Bank Services, if any, and including any interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Agent and/or the Lenders, and to perform Borrower’s duties under the Loan Documents (other than the Warrant).

“OFAC” is the U.S. Department of Treasury Office of Foreign Assets Control.

“OFAC Lists” are, collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders.

“Operating Documents” are, for any Person, such Person’s formation documents, as certified by the Secretary of State (or equivalent agency) of such Person’s jurisdiction of organization on a date that is no earlier than thirty (30) days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Participant Register” is defined in Section 12.2(c).

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Payment/Advance Form” is that certain form attached hereto as Exhibit C.

“Payment Date” is the first (1st) Business Day of each month.

“Perfection Certificate” is defined in Section 5.1.

“Performance Milestone I” means Borrower has provided Agent and the Lenders with evidence, on or prior to June 30, 2022, satisfactory to Agent and each Lender in their reasonable discretion, that the FDA has approved Borrower’s new drug application for ibrexafungerp for the treatment of patients with vulvovaginal candidiasis with a label claim generally consistent with that sought in Borrower’s new drug application filing.

“Performance Milestone II” means both (a) the occurrence of Performance Milestone I and (b) Borrower has provided Agent and the Lenders with evidence, on or prior to June 30, 2022, satisfactory to Agent and each Lender in their reasonable discretion, that Borrower has received positive data (defined as achievement of the protocol-specified primary endpoint with statistical significance and an acceptable safety profile, which together support the filing of a supplemental new drug application as the next immediate step in development) from the Phase 3 study of ibrexafungerp in patients with recurrent vulvovaginal candidiasis.

“Permitted Acquisition” means a transaction whereby Borrower acquires, or permits any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, which satisfies each of the following conditions:

(a)        such transaction shall only involve assets located in the United States and entities organized in a jurisdiction in the United States, and the party or parties being acquired is in the same or a substantially similar line of business as Borrower;

(b)        no Event of Default has occurred and is continuing or would exist after giving effect to the transaction and the Lenders have received satisfactory evidence that Borrower is in compliance with all terms and conditions of this Agreement (and that it will be in compliance after giving effect to the transaction);

(c)           the acquisition is approved by the board of directors (or equivalent control group) of all parties to the transaction;

(d)          the total aggregate consideration to be paid by Borrower and its Subsidiaries (excluding the value of Borrower’s or its Subsidiaries’ stock issued by Borrower or its Subsidiaries in satisfaction of the purchase price) in connection with all such transactions in any fiscal year does not exceed Five Million Dollars ($5,000,000.00) in the aggregate;

(e)          Borrower provides the Lenders (i) written notice of the transaction at least fifteen (15) days before the closing of the transaction, and (ii) copies of the acquisition agreement and other material documents relative to the contemplated transaction and such other financial information, financial analysis, documentation or other information relating to such transaction as the Lenders shall reasonably request at least fifteen (15) days before the closing of the transaction;

(f)          Borrower provides the Lenders, at least fifteen (15) days before the closing of the contemplated transaction, financial statements and a written confirmation, supported by reasonably detailed calculations, that on a pro forma basis (after giving effect to such transaction) Borrower is projected to be in compliance with each of the financial covenants in Section 6.7 for the one (1) year period ending after the proposed date of consummation of such contemplated transaction;

(g)          Borrower is a surviving legal entity after completion of the contemplated transaction;

(h)          the contemplated transaction is consensual and non-hostile;

(i)          no Indebtedness will be incurred, assumed, or would exist with respect to Borrower  or its Subsidiaries as a result of the contemplated transaction, other than Permitted Indebtedness, and no Liens will be incurred, assumed, or would exist with respect to the assets of Borrower or its Subsidiaries as a result of the contemplated transaction, other than Permitted Liens;

(j)          the acquisition and the company being acquired is accretive in all respects;

(k)          any Person whose capital stock is acquired or any Subsidiary that acquires assets in such contemplated transaction shall, within forty-five (45) days of the consummation of the transaction, become a co-borrower or guarantor (as determined by the Lenders in their reasonable discretion) hereunder and shall grant a first priority Lien in all of its assets to Agent, for the ratable benefit of the Lenders, all on documentation acceptable to Agent in its reasonable discretion; and

(l)          Borrower shall have delivered to the Lenders, at least five (5) Business Days prior to the date on which any such acquisition is to be consummated (or such later date as is agreed by the Lenders in their sole discretion), a certificate of a Responsible Officer of Borrower, in form and substance reasonably satisfactory to the Lenders, certifying that all of the requirements set forth in this definition have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition.

“Permitted Convertible Debt Financing” means issuance by Borrower after the Effective Date of convertible notes in an aggregate principal amount of not more than Two Hundred Fifty Million Dollars ($250,000,000.00); provided that such convertible notes shall (a) have a scheduled maturity no earlier than six (6) months after the Term Loan Maturity Date, (b) not be secured by a Lien on any of Borrower’s assets or property, (c) not be guaranteed by any Subsidiary of Borrower that is not a Borrower, (d) contain usual and customary subordination terms for underwritten offerings of senior subordinated convertible notes and (e) specifically designate this Agreement and all Obligations as “designated senior indebtedness” or a similar term so that the subordination terms referred to in clause (d) of this definition specifically refer to such notes as being subordinated to the Obligations pursuant to such subordination terms.

“Permitted Indebtedness” is:

(a)Borrower’s Indebtedness to Agent and the Lenders under this Agreement and the other Loan Documents;

(b)Indebtedness existing on the Effective Date which is shown on the Perfection Certificate (other than Indebtedness in favor of Puissance Life Science Opportunities Fund VI);

(c)Subordinated Debt;

(d)unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(e)Indebtedness consisting of Permitted Convertible Debt Financing in an aggregate principal amount not exceeding Two Hundred Fifty Million Dollars ($250,000,000.00);

(f)Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(g)Contingent Obligations of any Subsidiary with respect to obligations of Borrower (provided that the primary obligations are not prohibited hereby) and Contingent Obligations of any Subsidiary that is not a Borrower hereunder with respect to obligations of any other Subsidiary (provided that the primary obligations are not prohibited hereby);

(h)Indebtedness secured by Liens permitted under clause (c) of the definition of “Permitted Liens” hereunder;

(i)Indebtedness in respect of guarantees, bank guarantees, surety or performance bonds and similar instruments issued for Borrower’s account in the ordinary course of Borrower’s business or the account of any Subsidiary of Borrower in the ordinary course of Borrower’s business in order to provide security for: (A) workers’ compensation claims, unemployment insurance and other types of social security and employee health and disability benefits, or casualty-liability insurance, payment obligations in connection with self-insurance or similar requirements; and (B) tenders, completion guarantees, statutory obligations, surety, environmental or appeal bonds, bids, leases, performance bonds or other obligations of a like nature;

(j)advances or deposits received in the ordinary course of business from customers, collaboration partners or vendors;

(k)to the extent constituting Indebtedness, Permitted Investments;

(l)Indebtedness owing as of the Effective Date pursuant to the Intercompany Note;

(m)if SVB and SVB’s Affiliates are unable to provide a particular type of credit card or letter of credit banking service to any Subsidiary of Borrower or any Guarantor in a country or countries outside of the United States, unsecured Indebtedness in connection with such services in such country or countries in an aggregate amount not exceeding Fifty Thousand Dollars ($50,000.00);

(n)other unsecured Indebtedness (other than Indebtedness in connection with business credit cards or letters of credit) not otherwise permitted by Section 7.4 not exceeding Two Hundred Fifty Thousand Dollars ($250,000.00) in the aggregate outstanding at any time; and

(o)extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (n) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investments” are:

(a)Investments (including, without limitation, Subsidiaries) existing on the Effective Date which are shown on the Perfection Certificate (but specifically excluding any future Investments in any Subsidiaries unless otherwise permitted hereunder);

(b)(i) Investments consisting of Cash Equivalents and (ii) any Investments permitted by Borrower’s investment policy, as amended from time to time, provided that such investment policy (and any such amendment thereto) has been approved in writing by the Lenders;

(c)Investments (i) in Borrower or any Subsidiary that is a Borrower or a Secured Guarantor, (ii) by any Subsidiary that is not a Borrower or Guarantor in any other such Subsidiary or (iii) by Borrower in Foreign Subsidiaries of Borrower formed after the Effective Date (which shall exclude, without limitation, Australian Subsidiary) for the ordinary and necessary current operating expenses of such Foreign Subsidiaries in an amount not to exceed Two Million Dollars ($2,000,000.00) in the aggregate in any fiscal year;

(d)Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower;

(e)Investments consisting of deposit accounts (but only to the extent that Borrower is permitted to maintain such accounts pursuant to Section 6.6 of this Agreement) in which Agent, for the ratable benefit of the Lenders, has a first priority perfected security interest;

(f)Investments accepted in connection with Transfers permitted by Section 7.1;

(g)Investments in an amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000.00) in the aggregate in any fiscal year consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by the Board;

(h)Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(i)Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (i) shall not apply to Investments of Borrower in any Subsidiary;

(j)joint ventures or strategic alliances in the ordinary course of Borrower’s business, provided that (i) any licensing arrangement in connection with such joint ventures or strategic alliances shall be subject to Section 7.1 and (ii) any cash investments by Borrower do not exceed Five Hundred Thousand Dollars ($500,000.00) in the aggregate in any fiscal year;

(k)Investments constituting Permitted Acquisitions;

(l)Indebtedness of Australian Subsidiary owed to Borrower permitted under clause (l) of the definition of “Permitted Indebtedness” hereunder, to the extent constituting an Investment;

(m)other Investments not otherwise permitted by Section 7.7 not exceeding Two Hundred Fifty Thousand Dollars ($250,000.00) in the aggregate in any fiscal year.

“Permitted Liens” are:

(a)Liens existing on the Effective Date which are shown on the Perfection Certificate or arising under this Agreement or the other Loan Documents;

(b)Liens for taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith and for which Borrower maintains adequate reserves on Borrower’s Books, provided that no notice of any such Lien has been filed or recorded under the IRC;

(c)purchase money Liens (i) on Equipment acquired or held by Borrower incurred for financing the acquisition of the Equipment securing no more than Two Hundred Fifty Thousand Dollars ($250,000.00) in the aggregate amount outstanding, or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment;

(d)Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory, securing liabilities in the aggregate amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000.00) and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(e)Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(f)leases or subleases of real property granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Agent, for the ratable benefit of the Lenders, a security interest therein;

(g)non-exclusive licenses of Intellectual Property granted to third parties in the ordinary course of business, and licenses of Intellectual Property that could not result in a legal transfer of title of the licensed property that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discrete geographical areas outside of the United States;

(h)easements, reservations, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances affecting real property not likely to result in a material adverse effect on Borrower’s business;

(i)Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Sections 8.4 and 8.7;

(j)Liens in favor of other financial institutions arising in connection with Borrower’s deposit and/or securities accounts held at such institutions, provided that (i) Agent, for the ratable benefit of the Lenders, has a first priority perfected security interest in the amounts held in such deposit and/or securities accounts (ii) such accounts are permitted to be maintained pursuant to Section 6.6 of this Agreement;

(k)Liens to secure the performance of bids, trade contracts (other than for borrowed money), contracts for the purchase of property permitted hereunder, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case, incurred in the ordinary course of business, not representing an obligation for borrowed money;

(l)Liens consisting of security deposits with respect to Borrower's leased locations as security for Borrower's obligations under the lease agreements for such locations in an aggregate amount not to exceed Seven Hundred Fifty Thousand Dollars ($750,000.00) at any time;

(m)Liens in favor of SVB on Excluded Accounts;

(n)Liens on Australian Subsidiary’s assets in favor of Borrower pursuant to the Intercompany Note;

(o)Liens securing Subordinated Debt in favor of Amplity, Inc. so long as (i) such Liens are subordinated to Agent’s Liens on terms acceptable to the Lenders, and (ii) such Liens do not cover any property not subject to Agent’s Liens; and

(p)Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (o), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase.

“Permitted Repurchase” means each of the following: (a) the repurchase of the stock of former or current employees, officers, directors or consultants pursuant to stock repurchase agreements or termination of employment or service, (b) the purchase for value any rights distributed in connection with any stockholder rights plan, (c) the purchase of warrants or other agreements to acquire such capital stock that is in the money, (d) the purchase of capital stock pledged as collateral for loans to employees and (e) the purchase of fractional shares of capital stock arising out of stock dividends, splits or combinations or business combinations or in connection with exercises or conversions of options, warrants and other convertible securities.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Prepayment Fee” shall be an additional fee, payable to the Lenders, with respect to the Term Loan Advances, upon the prepayment in full or in part of the Term Loan Advances, in an amount equal to (a) two and one-half of one percent (2.50%) of the principal amount of the prepaid portion of the Term Loan Advances if the prepayment is made on or prior to the first (1st) anniversary of the Effective Date, (b) one and one-half of one percent (1.50%) of the principal amount of the prepaid portion of the Term Loan Advances if the prepayment is made after the first (1st) anniversary of the Effective Date but on or prior to the second (2nd) anniversary of the Effective Date, (c) three-quarters of one percent (0.75%) of the principal amount of the prepaid portion of the Term Loan Advances if the prepayment is made after the second (2nd) anniversary of the Effective Date but on or prior to the third (3rd) anniversary of the Effective Date and (d) zero percent (0.0%) if the prepayment is made after the third (3rd) anniversary of the Effective Date.  Notwithstanding the foregoing, each Lender agrees to waive its Pro Rata Share of the Prepayment Fee if the Term Loan Advances are prepaid in full in accordance with Section 2.2(d) in connection and simultaneously with the refinancing of the Term Loan Advances by the Lenders in the Lenders’ sole and absolute discretion.

“Prime Rate” is the rate of interest per annum from time to time published in the money rates section of The Wall Street Journal or any successor publication thereto as the “prime rate” then in effect; provided that, in the event such rate of interest is less than zero, such rate shall be deemed to be zero for purposes of this Agreement; and provided further that if such rate of interest, as set forth from time to time in the money rates section of The Wall Street Journal, becomes unavailable for any reason as determined by Agent, the “Prime Rate” shall mean the rate of interest per annum announced by SVB as its prime rate in effect at its principal office in the State of California (such SVB announced Prime Rate not being intended to be the lowest rate of interest charged by SVB in connection with extensions of credit to debtors); provided that, in the event such rate of interest is less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Pro Rata Share” is, as of any date of determination, with respect to each Lender, a percentage (expressed as a decimal, rounded to the ninth decimal place) determined by dividing the outstanding principal amount of Term Loan Advances held by such Lender by the aggregate outstanding principal amount of all Term Loan Advances.

“Puissance Note Documents” means (i) that certain Senior Convertible Note Purchase Agreement, dated as of March 7, 2019, by and between Borrower, as issuer, and Puissance Life Science Opportunities Fund VI, as the investor and (ii) that certain 6.0% Senior Convertible Note due 2025, dated as of March 7, 2019, executed by Borrower in favor of  Puissance Life Science Opportunities Fund VI, in each case as amended, modified, supplemented and/or restated from time to time.

“Register” is defined in Section 12.2(b).

“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.

“Representatives” is defined in Section 12.9.

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” is any of the Chief Executive Officer, President, Chief Financial Officer, and Controller of Borrower.

“Restricted License” is any material license or other material agreement (other than off-the-shelf software licenses and open source licenses) with respect to which Borrower is the licensee (a) that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property, or (b) for which a default under or termination of could interfere with Agent’s right to sell any Collateral.

“Revenue-Based Availability Amount” is (a) as of any date of determination during the period commencing on January 1, 2022 through and including December 31, 2022, an amount equal to Borrower’s Net Product Revenue for the three (3) month period ended on the last day of the immediately preceding month multiplied by five (5), (b) as of any date of determination during the period commencing on January 1, 2023 through and including June 30, 2023, an amount equal to Borrower’s Net Product Revenue for the three (3) month period ended on the last day of the immediately preceding month multiplied by four and one-quarter (4.25) and (c) as of any date of determination during the period commencing on July 1, 2023 through and including December 31, 2023, an amount equal to Borrower’s Net Product Revenue for the three (3) month period ended on the last day of the immediately preceding month multiplied by three and three-quarters (3.75).

“SEC” shall mean the Securities and Exchange Commission, any successor thereto, and any analogous Governmental Authority.

“Secured Guarantor” is a Guarantor which has granted Agent, for the ratable benefit of the Lenders, a first-priority Lien in such assets of the Guarantor consistent with the description of the Collateral hereunder (as if the Collateral were deemed to pertain to such Guarantor), and has executed and delivered to Agent and the Lenders such agreements, certificates and other documents in connection with the foregoing as required by Agent and the Lenders.

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

“Subordinated Debt” is indebtedness incurred by Borrower subordinated to all of Borrower’s now or hereafter indebtedness to Agent and the Lenders (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Agent and the Lenders entered into between Agent, the Lenders and the other creditor), on terms acceptable to Agent and the Lenders.

“Subsidiary” is, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.  Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of Borrower or Guarantor.

“SVB” is defined in the preamble hereof.

“Term Loan A Advance” is defined in Section 2.2(a).

“Term Loan Advance” and “Term Loan Advances” are each defined in Section 2.2(a).

“Term Loan B Advance” and “Term Loan B Advances” are each defined in Section 2.2(a).

“Term Loan B Draw Period” is the period of time commencing upon the later to occur of (a) June 1, 2021 and (b) the occurrence of the Performance Milestone I and continuing through the earlier to occur of (i) June 30, 2022, and (ii) the occurrence of an Event of Default.

“Term Loan C Advance” is defined in Section 2.2(a).

“Term Loan C Draw Period” is the period of time commencing upon the later to occur of (a) September 30, 2021 and (b) occurrence of the Performance Milestone II and continuing through the earlier to occur of (i) June 30, 2022, and (ii) the occurrence of an Event of Default.

“Term Loan Commitment” means, for any Lender, the obligation of such Lender to make a Term Loan Advance as and when available, up to the principal amount shown on Schedule 1.  “Term Loan Commitments” means the aggregate amount of such commitments of all Lenders.

“Term Loan Commitment Percentage” means, as to any Lender at any time, the percentage (carried out to the fourth decimal place) of the Term Loan Commitments represented by such Lender’s Term Loan Commitment at such time.  The initial Term Loan Commitment Percentage of each Lender is set forth opposite the name of such Lender on Schedule 1.

“Term Loan D Advance” and “Term Loan D Advances” are each defined in Section 2.2(a).

“Term Loan D Draw Period” is the period of time commencing upon the latest to occur of (a) the occurrence of the Performance Milestone I and (b) January 1, 2022 and continuing through the earlier to occur of (i) December 31, 2023, and (ii) the occurrence of an Event of Default.

“Term Loan Maturity Date” means March 3, 2025, provided, however, that if, prior to the foregoing date, Borrower provides evidence to Agent and the Lenders, satisfactory to the Lenders in their reasonable discretion, that (a) all Indebtedness of Borrower owed to Puissance Life Science Opportunities Fund VI (or its successors and permitted assigns) pursuant to the Puissance Note Documents has been paid in full with the prior written consent of Agent and the Lenders, (b) the full amount of Indebtedness of Borrower owed to Puissance Life Science Opportunities Fund VI (or its successors and permitted assigns) pursuant to the Puissance Note Documents has been converted to equity securities of Borrower or (c) the Puissance Note Documents have been amended to provide that the earliest scheduled maturity date with respect to such Indebtedness is no earlier than June 1, 2025, the Term Loan Maturity Date will be May 1, 2025.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

“Transfer” is defined in Section 7.1.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the IRC.

“Warrant” is, collectively, (a) that certain Warrant to Purchase Stock dated as of the Effective Date between Borrower and Hercules and (b) that certain Warrant to Purchase Stock dated as of the Effective Date between Borrower and SVB, in each case as amended, modified, supplemented and/or restated from time to time.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date

BORROWER: SCYNEXIS, INC.

By	/s/ Eric Francois

Name:	Eric Francois

Title:	Chief Financial Officer

AGENT: HERCULES CAPITAL, INC., as Agent

By	/s/ Jennifer Choe

Name:	Jennifer Choe

Title:	Associate General Counsel

LENDERS: SILICON VALLEY BANK

By	/s/ Michael McMahon

Name:	Michael McMahon

Title:	Director

HERCULES CAPITAL, INC.

By	/s/ Jennifer Choe

Name:	Jennifer Choe

Title:	Associate General Counsel

[Signature Page to Loan and Security Agreement]

List of Exhibits

Schedule 1: Lends and Commitments Term Loan Commitments

Exhibit A: Collateral Description

Exhibit B: Compliance Statement

Schedule 1 to Compliance Statement Financial Covenants of Borrower

Exhibit C: Loan Payment/Advance Request Form

Exhibit D: Form of Disbursement Letter

Exhibit E: ACH Debit Authorization Agreement